     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 18, 1995

                                                       REGISTRATION NO. 33-60809
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            ------------------------

                                AMENDMENT NO. 1


                                       TO


                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                            ------------------------

                           COMMERCIAL METALS COMPANY
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                   DELAWARE                                     75-0725338
       (STATE OR OTHER JURISDICTION OF                       (I.R.S. EMPLOYER
        INCORPORATION OR ORGANIZATION)                     IDENTIFICATION NO.)

                             7800 STEMMONS FREEWAY
                              DALLAS, TEXAS 75247
                                 (214) 689-4300
         (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING
            AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                                DAVID M. SUDBURY
                 VICE PRESIDENT, SECRETARY AND GENERAL COUNSEL
                             7800 STEMMONS FREEWAY
                              DALLAS, TEXAS 75247
                                 (214) 689-4300
           (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
                   INCLUDING AREA CODE, OF AGENT FOR SERVICE)
                            ------------------------

                                   Copies to:

             WILLIAM R. HAYS, III                      J. KENNETH MENGES, JR., P.C.
               ROBERT R. KIBBY                  AKIN, GUMP, STRAUSS, HAUER & FELD, L.L.P.
           HAYNES AND BOONE, L.L.P.                        1700 PACIFIC AVENUE
            3100 NATIONSBANK PLAZA                              SUITE 4100
               901 MAIN STREET                             DALLAS, TEXAS 75201
           DALLAS, TEXAS 75202-3789                           (214) 969-2800
                (214) 651-5000

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of the Registration Statement as determined by market conditions.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. /X/


     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(A), MAY DETERMINE.

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

***************************************************************************
*                                                                         *
*  INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A  *
*  REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED     *
*  WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT  *
*  BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE        *
*  REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT    *
*  CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY     *
*  NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH  *
*  SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO            *
*  REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH    *
*  STATE.                                                                 *
*                                                                         *
***************************************************************************



                  SUBJECT TO COMPLETION, DATED JULY 18, 1995

         PROSPECTUS SUPPLEMENT TO PROSPECTUS DATED             , 1995

                       [LOGO COMMERCIAL METALS COMPANY]
                     % NOTES DUE $100,000,000     , 2005

                            ------------------------

     Interest on the Notes is payable on             and             of each
year, commencing             , 1995. The Notes are not redeemable prior to
maturity and do not provide for a sinking fund. The Notes are unsecured obligations of the Company and will rank on a parity with all other unsecured and unsubordinated debt of the Company. See "Description of Notes." The indenture pursuant to which the Notes will be issued contains no restrictions on the Company's ability to incur indebtedness. See "Description of Debt Securities" in the Prospectus accompanying this Prospectus Supplement.

     The Notes will be issued only in fully registered form and will be represented by Book-Entry Notes registered in the name of a nominee of The Depository Trust Company, as Depositary. Settlement for the Notes will be made in immediately available funds. Interests in Book-Entry Notes will be shown on and transfers thereof will be effected only through records maintained by the Depositary and its participants. Except as described herein under "Description of Notes -- Book-Entry Notes," owners of beneficial interests in Book-Entry Notes will not be considered holders thereof and will not be entitled to receive physical delivery of Notes in definitive form. So long as the Notes are represented by Book-Entry Notes registered in the name of the Depositary or its nominee, the Notes will trade in the Depositary's Same-Day Funds Settlement System, and secondary market trading activity in the Notes will settle in immediately available funds. So long as the Notes are represented by Book-Entry Notes, all payments of principal and interest will be made by the Company in immediately available funds. See "Description of Notes -- Same-Day Settlement and Payment."
                            ------------------------
 THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
      EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
          SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
            COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
               PROSPECTUS SUPPLEMENT OR THE PROSPECTUS TO WHICH
                IT RELATES. ANY REPRESENTATION TO THE CONTRARY
                            IS A CRIMINAL OFFENSE.
                            ------------------------

                                               INITIAL PUBLIC       UNDERWRITING      PROCEEDS TO
                                              OFFERING PRICE(1)     DISCOUNT(2)      COMPANY(1)(3)
                                              -----------------     ------------     -------------
Per Note....................................            %                %                   %
Total.......................................      $                 $                  $

- ---------------
(1) Plus accrued interest, if any, from             , 1995.
(2) The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933.
(3) Before deducting estimated expenses of $240,000 payable by the Company.
                            ------------------------

     The Notes are offered severally by the Underwriters, as specified herein, subject to receipt and acceptance by them and subject to their right to reject any order in whole or in part. It is expected that delivery of the Notes will be
made on or about             , 1995 through the facilities of the Depositary
against payment therefor in immediately available funds.

GOLDMAN, SACHS & CO.
                                 LEHMAN BROTHERS
                                                    MORGAN STANLEY & CO.
                                                        INCORPORATED
                            ------------------------

         The date of this Prospectus Supplement is             , 1995.

     IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE NOTES AT LEVELS ABOVE THOSE WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.
                            ------------------------

                                  THE COMPANY

     The following summary is qualified in its entirety by the more detailed information and financial statements incorporated by reference in the Prospectus.

     Commercial Metals Company ("CMC" or the "Company") manufactures, recycles and markets steel and metal products. Steel and steel-related products represent over 75% of the Company's business. During fiscal 1994, CMC derived approximately 65% of its operating profit from the Manufacturing segment, approximately 9% from its Recycling segment, approximately 23% from its Marketing and Trading segment, and approximately 3% from its Financial Services segment.

     The Company's Manufacturing segment includes four steel minimills, 19 steel fabrication plants, three steel joist plants, three fence post manufacturing plants, two railcar rebuilding facilities, seven concrete related product warehouses, an industrial products supplier and a copper tube mill. Steel manufacturing capacity of over 1.7 million tons includes reinforcing bars, light and mid-size structurals, angles, channels, beams, special bar quality rounds and flats, squares and special sections used in the construction, manufacturing, steel fabrication and warehousing, and original equipment manufacturing industries. Steel fabrication capacity is over 500,000 tons. The Company's copper tube mill with 45 million pounds of capacity manufactures copper water tube and air conditioning and refrigeration tubing.

     The Company's Recycling segment is one of the largest processors of scrap nonferrous metals and one of the largest regional processors of ferrous metals in the United States. CMC's recycling plants processed and shipped 1.2 million tons of scrap metal in fiscal 1994. Recycled metals provide substantial savings in energy compared to producing metal from virgin raw materials.

     The Company's Marketing and Trading segment buys and sells steel, primary and secondary metals and industrial raw materials through a global network of offices which provide technical information, financing, chartering, storage, insurance and hedging. The Company does not, as a matter of policy, speculate on changes in the commodities markets. This segment sold over 1.7 million tons of steel products in 1994.

     The Company's Financial Services segment provides international commercial banking services to its Marketing and Trading segment and to other unaffiliated businesses.

                                USE OF PROCEEDS

     The net proceeds from the sale of the Notes will be used to repay an aggregate of approximately $60 million of outstanding long-term notes with final maturities in 1997 that bear interest at rates equal to LIBOR or the offshore interbank market rate plus .40% (presently approximately 6% to 6.5%) and were issued in connection with the Company's acquisition in November 1994 of Owen Steel Company, Inc. and related entities (see "Business -- The Manufacturing Segment"). The remaining net proceeds will be used to repay short-term commercial paper and bank borrowings utilized for working capital purposes that bear interest at rates ranging from 6% to 6.25%, which at May 31, 1995 were $39 million. The Company intends to utilize the remaining net proceeds, if any, for general corporate purposes.

                                 CAPITALIZATION

     The following table sets forth the unaudited consolidated capitalization of the Company as of May 31, 1995 and as adjusted to give effect to the sale of the Notes offered hereby and the application of the net proceeds to repay outstanding borrowings as described under "Use of Proceeds." This table should be read in conjunction with the Company's consolidated financial statements and the notes thereto which are incorporated by reference in the Prospectus.

                                                                        AS OF MAY 31, 1995
                                                                       ---------------------
                                                                                       AS
                                                                        ACTUAL      ADJUSTED
                                                                       --------     --------
                                                                       (AMOUNTS IN THOUSANDS)
Short-term debt
  Commercial paper...................................................  $ 10,000     $      0
  Notes payable......................................................    29,000            0
  Financial services notes payable...................................    20,460       20,460
  Current maturities of long-term debt...............................    14,303       13,303
                                                                       --------     --------
     Total short-term debt...........................................  $ 73,763     $ 33,763
                                                                       ========     ========
Long-term debt(1)
  8.49% notes due 2001...............................................  $ 42,857     $ 42,857
  8.75% note due 1999................................................    14,999       14,999
  Notes due 1997.....................................................    60,000            0
  Other..............................................................       213          213
  Notes offered hereby(2)............................................       -0-      100,000
                                                                       --------     --------
     Total long-term debt............................................  $118,069     $158,069
                                                                       ========     ========
Stockholders' equity
  Common stock(3)....................................................  $ 66,374     $ 66,374
  Additional paid-in capital.........................................    11,961       11,961
  Retained earnings..................................................   215,645      215,645
                                                                       --------     --------
     Total stockholders' equity......................................  $293,980     $293,980
                                                                       ========     ========
     Total capitalization............................................  $485,812     $485,812
                                                                       ========     ========

- ---------------
(1) See notes to the Company's consolidated financial statements for additional information concerning long-term debt.

(2) Does not include expenses in connection with the issuance of the Notes offered hereby.

(3) Does not include approximately 1,486,630 shares subject to options at May 31, 1995.

                      SELECTED CONSOLIDATED FINANCIAL DATA

     The selected financial data presented below for, and as of the end of, each of the years in the five year period ended August 31, 1994, are derived from the consolidated financial statements of the Company. This summary should be read in conjunction with the Company's Annual Report on Form 10-K including the selected financial data and consolidated financial statements and notes thereto which are incorporated by reference in the Prospectus. The information presented below for, and as of the end of, each of the fiscal years in the three-year period ended August 31, 1994 is derived from the Annual Report on Form 10-K.

     The balance sheet and income statement information as of May 31, 1995 and 1994 and for the nine months then ended has been derived from the Company's unaudited financial statements which, in the opinion of management, include all adjustments (consisting of normally recurring accruals except for the accrual of $6.7 million in the first quarter of fiscal 1995 in connection with litigation concerning CMC Oil Company, a subsidiary of the Company) that the Company considers necessary for a fair presentation of the financial position and results of operations at those dates and for those periods. The results of operations for the first nine months of fiscal 1995 are not necessarily indicative of the results to be expected for the full fiscal year.

                                                                                                       NINE MONTHS
                                                FISCAL YEAR ENDED AUGUST 31,                           ENDED MAY 31,
                              ----------------------------------------------------------------   -----------------------
                                 1994           1993         1992         1991         1990         1995         1994
                              ----------     ----------   ----------   ----------   ----------   ----------   ----------
                                                       (IN THOUSANDS)
SUMMARY OF OPERATIONS
Revenues....................  $1,666,234     $1,568,506   $1,165,792   $1,161,302   $1,137,236   $1,520,857   $1,216,803
Cost of goods sold..........   1,476,347      1,399,137    1,019,591    1,022,233      979,902    1,324,285    1,079,249
Selling, general and
  administrative expenses...     109,566         97,550       90,325       88,542       86,751      114,326       81,481
Depreciation and
  amortization..............      30,143         27,361       25,628       23,618       22,212       27,940       22,374
Interest expense............       9,271          9,397        9,951        8,565        8,551       11,394        6,524
Earnings before income
  taxes.....................      40,907         35,061       20,297       18,344       39,820       42,912       27,175
Net earnings................      26,170         21,661       12,510       12,015       25,920       28,020       17,140
FINANCIAL DATA
Working capital.............  $  175,119     $  183,465   $  174,342   $  120,014   $  140,275   $  229,345   $  163,989
Property, plant and
  equipment -- net..........     156,808        139,323      130,690      132,722      114,643      198,224      154,161
Total assets................     604,877        541,961      515,738      460,757      415,746      744,118      588,403
Total debt(1)...............     168,825        122,564      146,370      109,713       73,780      191,832      181,889
Stockholders' equity........     242,773        235,421      212,104      203,563      200,426      293,980      233,419
Capital expenditures........      48,152         37,613       24,503       42,659       43,709       22,412(4)    37,212
FINANCIAL RATIOS
Total debt as % of total
  capitalization(2).........        50.6%          37.5%        46.9%        41.9%        27.7%        44.5%        56.8%
Ratio of earnings to fixed
  charges(3)................         4.2            4.0          2.7          2.5          4.7          4.2          3.8

- ---------------
(1) Total debt includes short-term debt, current portion of long-term obligations and long-term obligations.

(2) Total capitalization includes stockholders' equity, long-term debt and non-current deferred income taxes.

(3) For a description of the computation of the ratio of earnings to fixed charges, see "Ratio of Earnings to Fixed Charges" in the Prospectus.

(4) Excludes acquisition of Owen Steel Company, Inc. in November 1994. See "Business -- The Manufacturing Segment."

        MANAGEMENT'S DISCUSSION AND ANALYSIS OF RECENT FINANCIAL RESULTS

     The following discussion of financial results is qualified in its entirety by and should be read together with the more detailed information and financial statements incorporated by reference in the Prospectus.

SEGMENT OPERATING DATA

     The Company considers its businesses to be organized into four segments:
(i) Manufacturing, (ii) Recycling, (iii) Marketing and Trading, and (iv) Financial Services. Revenues and operating profit by business segment are shown in the following table (in millions):

                                                             YEAR ENDED          NINE MONTHS
                                                             AUGUST 31,         ENDED MAY 31,
                                                           --------------      ---------------
                                                           1994     1993       1995      1994
                                                           -----    -----      -----    ------
Revenues:
  Manufacturing..........................................   $598     $487       $654      $421
  Recycling..............................................    342      290        373       239
  Marketing and Trading..................................    758      818        530       580
  Financial Services.....................................    2.7      3.7        1.2       2.1
Operating profit:
  Manufacturing..........................................   37.7     32.5       41.5      24.5
  Recycling..............................................    5.0       .6       11.0       3.8
  Marketing and Trading..................................   13.5     14.3        9.9      10.3
  Financial Services.....................................    1.7      1.8         .9       1.3

     The LIFO method of inventory valuation reduced net earnings for the nine months ended May 31, 1995 $3.2 million (21 cents per share) compared to a decrease of $3.1 million (21 cents per share) last year.

NINE MONTHS ENDED MAY 31, 1995 COMPARED TO NINE MONTHS ENDED MAY 31, 1994

  MANUFACTURING

     The Manufacturing segment includes the CMC Steel Group and Howell Metal Company.

     On November 15, 1994, the Company completed its acquisition of Owen Steel Company, Inc. and related entities ("SMI Owen") headquartered in Columbia, South Carolina. SMI Owen is operated as a part of the CMC Steel Group. The purchase price was approximately $50 million (payable one half each in cash and common stock), subject to adjustments based upon the net worth of SMI Owen at closing. The Company also retired $32 million of Owen Steel Company, Inc. debt at closing. The acquisition was accounted for under the purchase method of accounting.

     SMI Owen operates a minimill and associated steel fabrication, joist and recycling plants in the southeast United States. The SMI Owen minimill ("SMI South Carolina") has 350,000 tons per year melting capacity and 250,000 tons rolling capacity. The SMI Owen fabrication operations include six rebar fabrication shops, five structural fabrication shops, two joist plants and one construction supply company. SMI Owen also processes approximately 155,000 tons per year of scrap metals at three locations.

     Propelled by nonresidential private construction and public construction, particularly highway work, the Manufacturing segment (including the SMI Owen companies) achieved record nine month results by posting a 55% increase in revenues and a 69% increase in operating profit over the same period last year.

     The CMC Steel Group (excluding the SMI Owen companies) sales for the nine months were up 11% over the comparable period last year. The three mills (excluding SMI South Carolina) produced record shipments of 956,000 tons, a 7% increase over last year. The steel fabrication companies, led by SMI Joist and the three fence post manufacturing plants, shipped 294,000 tons representing a 19% increase over last year. Combined with stronger pricing and excellent performance from SMI Birmingham's new melt shop, operating profits rose 64% over the prior year.

     The SMI Owen companies shipped 267,000 tons (154,000 from SMI South Carolina). Coupled with better pricing, this group was profitable through May 31, 1995.

     Howell Metal Company, the Company's copper tube subsidiary, had operating profit 22% above last year although demand for plumbing tube weakened late in the period and spreads were under pressure. Shipments were 17% higher than the same period last year.

  RECYCLING

     The Recycling segment, buoyed by a resounding second quarter, reported a 191% increase in operating profit compared to the same period last year. During the second quarter many product prices were at their highest levels since the robust period of the late 1980s. Volume shipped rose 15% over the prior year. Steel scrap and aluminum scrap prices declined during the third quarter, while copper and stainless steel prices were relatively flat.

  MARKETING AND TRADING

     Operating profit for the period was down slightly from the same period last year on 9% lower revenue. Demand for nonferrous semis, primary metals, secondary metals and industrial raw materials remained buoyant, offsetting lower steel sales volume mainly due to the continued weak Chinese import market. Inter-Asia trading was active including exports from China. The weak U.S. dollar and strengthening local demand made sourcing in parts of Europe difficult and caused an increase in local general and administrative expenses. The operations of Enterprise Metal Corporation were consolidated into Commonwealth Metal Corporation.

  FINANCIAL SERVICES

     Revenues and operating profit were lower this nine months than the comparable period last year due to the reduction of domestic temporary investments and lower trade financing activity.

  OTHER

     Interest expense for the nine months ended May 31, 1995 was $11.4 million, an increase of 75% over the prior year's nine months. The increase was attributable to higher interest rates and increased borrowings due to working capital needs for a higher level of business volume and the SMI Owen acquisition.

     The May 31, 1995 balance sheet reflects the initial detailed allocation of the acquisition cost of Owen Steel Company to the fair values of identifiable assets acquired and liabilities assumed under the purchase method of accounting. The allocation is based on a cost of approximately $50 million for Owen Steel Company's equity (as adjusted) and is subject to possible material change as more information becomes available with which to resolve outstanding contingencies. Approximately $9 million of the acquisition price is presently maintained in an escrow account, subject to final determination of the net worth of Owen Steel Company at the closing date and certain other post-closing adjustments.

FISCAL 1994 COMPARED TO FISCAL 1993

  MANUFACTURING

     Steel Group revenues for fiscal 1994 were a record $545 million, 27% higher than fiscal 1993. Tons shipped were up 15%. The record revenues were fueled by strong demand and a 10% increase in selling prices. Operating profits for fiscal 1994 were $34 million, up 33% over fiscal 1993 despite the Birmingham melt shop startup (costs of $3 million pre-tax), higher raw material inventory costs and a pre-tax LIFO charge of $6.1 million.

     Steel mill shipments were 1.25 million tons in fiscal 1994, an increase of nearly 10% over fiscal 1993. Operating profits were up 28% over fiscal 1993 due to the strong performance of SMI Texas and SMI Arkansas. SMI-Birmingham operating profits were lower because of the startup of the new melt shop.

     Steel fabrication revenues and shipments were up over fiscal 1993 by 48% and 23%, respectively. Operating profits increased 70% compared to a fiscal 1993. In September 1993, CMC acquired the assets of Shepler's, gaining additional locations to complement the Company's concrete related product warehouse business. In June 1994, the division purchased substantially all the assets of CS&W of Utah, Inc. in Brigham City, Utah, a small steel fence post manufacturing and marketing operation.

     Copper Tube Division shipments during fiscal 1994 were 4% higher than in fiscal 1993; however, operating profit was lower than during fiscal 1993 primarily as a result of a 9% decline in selling prices caused by slower residential housing starts and some overproduction in the copper water tube industry.

  RECYCLING

     Operations in the Recycling segment during fiscal 1994 improved significantly over fiscal 1993's modest results. Revenues for fiscal 1994 were up 18% over fiscal 1993 and tonnage processed and shipped was up 15% from fiscal 1993. Operating profits for fiscal 1994 were $5 million despite a LIFO charge of $2.4 million (pre-tax). Fiscal 1993's operating profits were $600,000.

     Demand for steel scrap was strong during most of fiscal 1994. Prices were strong during the first half of fiscal 1994, but fell dramatically during the third quarter before rebounding in the fourth quarter to close near the year's high. Tonnage processed and shipped was up 17% over fiscal 1993.

     Nonferrous prices were weak during the first half of fiscal 1994, but moved steadily higher during the last half due to brisk demand and generally tight supplies. Tonnage processed and shipped was 9% higher than in fiscal 1993.

     In April 1994, the Secondary Metals Processing Division purchased substantially all the operating assets of Proler International Corp.'s scrap processing facility at Vinton, Texas near El Paso. The Vinton facility shredder is the fifth shredder CMC operates in its thirty recycling facilities. In August 1994, the Secondary Metals Processing Division purchased the working assets of Tri-State Recycling Corp.'s scrap metal processing facility in Jacksonville, Florida. These transactions, either individually or in the aggregate were not significant to the consolidated company.

  MARKETING AND TRADING

     Operating profit in fiscal 1994 for the Marketing and Trading segment was 6% lower than in fiscal 1993, primarily attributable to a 24% decline in the Company's global steel shipments. Revenues from steel products were 19% lower in fiscal 1994 than in fiscal 1993. The International Division's record steel shipments in fiscal 1993, the major portion of which went to China, was not sustained in fiscal 1994 due to weaker steel markets overseas. Shipments and revenues from nonferrous semis improved significantly, however, including imports into North America. Industrial raw materials shipments and revenues were relatively unchanged.

  FINANCIAL SERVICES

     Revenues in fiscal 1994 were 25% lower than in fiscal 1993, but operating profit was only 3% lower. There was a further shift in emphasis toward bolstering intercompany transaction financing and away from third party financings. Profits were aided by increasing U.S. dollar interest rates. Letter of credit commission income declined, reflecting lower business volume in the Marketing and Trading segment, as well as a decrease in fee income from the closure of CMC's portfolio management department. Operating expenses were lower in fiscal 1994 due to a reduction in personnel.

  CORPORATE

     The increase in corporate administrative expenses during fiscal 1994 was due primarily to increased legal expenses and to lower inter-division allocations. In addition, there was a $1.3 million credit for interest income last year which did not recur in fiscal 1994.

                                    BUSINESS

     The following description of the Company's business is qualified in its entirety by and should be read together with the more detailed information and financial statements incorporated by reference in the Prospectus.

     The Company considers its businesses to be organized into four segments:
(i) Manufacturing, (ii) Recycling, (iii) Marketing and Trading, and (iv) Financial Services. With the exception of the Financial Services segment, the Company's activities are primarily concerned with metals related activities. See the Consolidated Financial Statements incorporated by reference in the Prospectus for additional information concerning these segments.

     CMC was incorporated in 1946 in Delaware as a successor to a secondary metals recycling business that had been in existence since approximately 1915. The Company maintains executive offices at 7800 Stemmons Freeway, Dallas, Texas 75247 (telephone 214/689-4300). The terms "Company" or "CMC" as used herein include Commercial Metals Company and its consolidated subsidiaries.

THE MANUFACTURING SEGMENT

     The manufacturing segment is the Company's dominant and most rapidly expanding segment in terms of assets employed, capital expenditures, operating profit and number of employees. It consists of two entities, the CMC Steel Group and the Howell Metal Company subsidiary, a manufacturer of copper tubing. The Steel Group is by far the more significant entity in this segment, with subsidiaries operating four steel minimills, 19 steel fabricating plants, three steel joist manufacturing plants, three fence post manufacturing plants, six metals recycling plants, two railcar rebuilding facilities and seven warehouse stores which sell supplies and equipment to the concrete installation trade.

     The Company endeavors to operate all of its minimills at full capacity in order to minimize product costs. Increases in capacity and productivity are continuously emphasized through both operating and capital improvements. The steel minimill business is capital intensive, with substantial capital expenditures required on a regular basis to remain competitive as a low cost producer. Over the past three fiscal years, approximately $70.5 million, or 64%, of the Company's total capital expenditures have been for minimill projects. This emphasis on productivity improvements is reflected in increases in thousands of tons of steel melted, rolled and shipped from the minimills during each of the last five years and nine months ended May 31, 1995 as follows:

                            NINE MONTHS      NINE MONTHS
                           ENDED MAY 31,    ENDED MAY 31,    FISCAL    FISCAL    FISCAL    FISCAL    FISCAL
                              1995(1)           1994          1994      1993      1992      1991      1990
                           -------------    -------------    ------    ------    ------    ------    ------
                                                            (IN THOUSANDS)
Tons Melted................     1,145            834          1,122     1,001       935      879       880
Tons Rolled................     1,101            889          1,207     1,009       953      917       899
Tons Shipped...............     1,110            896          1,247     1,138     1,033      917       962

- ---------------
(1) Includes SMI South Carolina, which was acquired in November 1994.

     The Company's largest steel minimill, Structural Metals, Inc. ("SMI Texas"), is located at Seguin, Texas, near San Antonio. SMI Texas manufactures steel reinforcing bars, angles, rounds, channels, flats, and special sections used primarily in highways, reinforced concrete structures and manufacturing.

     SMI Steel, Inc. ("SMI Alabama"), a subsidiary of CMC that owns and operates a steel minimill in Birmingham, Alabama, was acquired in 1983. A substantial program to modernize and improve productivity at SMI Alabama was implemented, with over $105 million of capital expenditures from acquisition through 1994. Installation and start up of a new direct current electric furnace melt shop was substantially complete by late fiscal 1994. This project was the largest single capital investment in the Company's history, with a cost of approximately $30 million. SMI Alabama manufactures primarily larger size products than SMI Texas, such as mid-size structural including angles, channels, up to eight inch wide flange beams and special bar quality rounds and flats.

     SMI South Carolina has an annual melting capacity of approximately 350,000 tons and rolling capacity of approximately 250,000 tons. Reinforcing bar is SMI South Carolina's primary product line. SMI South Carolina expands the Steel Group's manufacturing and fabrication network into the southeastern United States and increased the Company's annual steel production capacity to approximately 1.7 million tons and steel fabrication capacity to over 500,000 tons. SMI Owen's related scrap metal processing operations which operate as a part of the Steel Group are expected to process approximately 155,000 tons per year of scrap metal, primarily for melting at SMI South Carolina.

     The primary raw material for SMI Texas, SMI Alabama and SMI South Carolina is secondary (scrap) ferrous metal purchased primarily from suppliers generally within a 300 mile radius of each mill. A portion of the ferrous raw material, generally less than half, is supplied from Company owned recycling plants. The supply of scrap is believed to be adequate to meet future needs but has historically been subject to significant price fluctuations. All three of these mills consume large amounts of electricity and natural gas, both of which are believed to be readily available at competitive prices.

     The SMI Texas, SMI Alabama and SMI South Carolina mills consist of melt shops with electric arc furnaces that melt the steel scrap, continuous casting facilities to shape the molten metal into billets, reheating furnaces, rolling mills, mechanical cooling beds, finishing facilities and supporting facilities. The mills utilize both a Company-owned fleet of trucks and private haulers to transport finished products to customers and Company-owned fabricating shops. Mill capacity at SMI Texas and SMI Alabama is approximately 750,000 and 500,000 tons per year, respectively.

     Operations began in 1987 at a fourth, much smaller mill located near Magnolia, Arkansas, ("SMI Arkansas"). No melting facilities are located at SMI Arkansas since this mill utilizes as its raw material rail salvaged from abandoned railroads for rerolling and, on occasion, billets from Company minimills or other suppliers. The rail or billets are heated in a reheat furnace and processed on a rolling mill and finished at facilities similar to, but on a smaller scale, than the other mills. SMI Arkansas' finished product is primarily metal fence post stock, small diameter reinforcing bar and sign posts with some high quality round and flat products being rolled. Fence post stock is fabricated into metal fence posts at Company owned facilities at the Magnolia mill site, San Marcos, Texas, and a third location acquired in fiscal 1994 at Brigham City, Utah. Because of this mill's lack of melting capacity, it is dependent on an adequate supply of competitively priced billets or used rail, the availability of which fluctuates with the pace of railroad abandonments, rate of rail replacement by railroads and demand for used rail from domestic and foreign rail rerolling mills. Capacity at SMI Arkansas is approximately 150,000 tons per year.

     The Steel Group's processing facilities are engaged in the fabrication of reinforcing and structural steel, steel warehousing, joist manufacturing, fence post manufacturing and railcar repair and rebuilding. Steel for fabrication may be obtained from unrelated vendors or Company owned mills such as SMI Texas. Activities are conducted at various locations in Texas in the cities of Beaumont, Buda (near Austin), Corpus Christi, Dallas, Houston, San Marcos, Seguin, Victoria, and Waco, Baton Rouge and Slidell, Louisiana, and Magnolia and Hope, Arkansas and Brigham City, Utah. The SMI Owen acquisition significantly expanded the Company's steel fabrication operations into the Southeast with facilities at Cayce, Columbia and Taylor, South Carolina, Jacksonville and Starke, Florida, Lawrenceville, Georgia, Gastonia, North Carolina and Fredricksburg, Virginia. Fabricated products are used primarily in the construction of commercial and non-commercial buildings, industrial plants, power plants, highways and dams. Safety Railway Service, a CMC subsidiary with locations in Victoria, Texas and Tulsa, Oklahoma, repairs, rebuilds and provides custom maintenance and manufacturing of railroad freight cars owned by railroad companies and private industry. That work is obtained primarily on a bid and contract basis and may include maintenance of the cars. Secondary metals recycling plants in Austin, Texas with smaller feeder facilities in nearby Round Rock and Seguin, and Lexington, South Carolina with smaller feeder facilities in Cayce and North Augusta, South Carolina operate as part of the Steel Group due to the predominance of secondary ferrous metals sales to the nearby SMI Texas or SMI South Carolina minimills. SMI Joist Company, located in Hope, Arkansas, Cayce, South Carolina and Starke, Florida, manufactures steel joists and decking for roof supports, using steel obtained primarily from the Steel Group's minimills.

     The copper tube minimill operated by Howell Metal Company is located in New Market, Virginia and has capacity of approximately 45 million pounds per year. It manufactures copper water, air conditioning and refrigeration tubing in straight lengths and coils for use in commercial, industrial and residential construction. High quality copper scrap supplemented occasionally by virgin copper ingot is the raw material used in the melting and casting of billets. The scrap is readily available subject to rapid price fluctuations generally related to the price or supply of virgin copper. A small portion of the scrap is supplied by the Company's metal recycling yards.

THE RECYCLING SEGMENT

     The recycling segment is engaged in processing secondary (scrap) metals for further recycling into new metal products. This segment consists of the Company's 27 metal recycling plants (excluding six such facilities operated by the CMC Steel Group as a part of the manufacturing segment) and Commercial Metals Railroad Salvage Company, which dismantles and recovers steel rail, track components and other materials from obsolete or abandoned railroads.

     The Company's metal recycling plants purchase ferrous and nonferrous secondary or scrap metals, that may or may not have been processed, in a variety of forms. Sources of metals for recycling include manufacturing and industrial plants, metal fabrication plants, electric utilities, machine shops, factories, railroads, refineries, shipyards, ordinance depots, demolition businesses, automobile salvage and wrecking firms. Numerous small secondary metals collection firms are also, in the aggregate, major suppliers.

     These plants processed and shipped approximately 1,160,000 tons of scrap metal during fiscal 1994. Ferrous metals comprised the largest tonnage of metals recycled at just over 1,000,000 tons, an increase from 919,000 the prior year, followed by approximately 158,000 tons of non-ferrous metals, primarily aluminum, copper and stainless steel, up from 145,000 the prior year. The Company also purchased and sold an additional 200,000 tons of metals processed by other metal recycling facilities. With the exception of precious metals, practically all metals capable of being recycled are processed by these plants.

THE MARKETING AND TRADING SEGMENT

     The marketing and trading segment buys and sells primary and secondary metals and other commodities and products through a network of trading offices located around the globe. Steel, nonferrous metals, specialty metals, chemicals, industrial minerals, ores, concentrates, ferroalloys, and other basic industrial materials are purchased primarily from producers in domestic and foreign markets. On occasion, these materials are purchased from trading companies or industrial consumers with surplus supplies. Long-term contracts, spot market purchases and trading or barter transactions are all utilized to obtain materials. A large portion of these transactions involve fabricated semifinished or finished product. Customers for these materials include industrial concerns such as the steel, nonferrous metals, metal fabrication, chemical, refractory and transportation sectors.

     The Company's ten foreign marketing and trading offices form a network for the exchange of information on the materials marketed by the Company, as well as servicing sources of supply and purchasers. In most transactions, the Company acts as principal and often as a marketing representative. The Company utilizes agents when appropriate and occasionally acts as broker. The Company participates in transactions in practically all major markets of the world where trade by American-owned companies is permitted. The Company attempts to limit its exposure to price fluctuations by offsetting purchases with concurrent sales and entering into foreign exchange contracts as hedges of trade receivables and payables denominated in foreign currencies. The Company does not, as a matter of policy, speculate on changes in the commodity markets and hedges only firm commitments and not with respect to anticipated transactions.

THE FINANCIAL SERVICES SEGMENT

     This segment is comprised of CMC Finanz AG ("Finanz"), a wholly owned foreign financial services subsidiary located in Zug, Switzerland, organized to facilitate international marketing and trading transactions and provide other financial services for the Company and third parties. Finanz is permitted to conduct most activities customarily carried on by commercial banks in Switzerland except that it cannot solicit and accept deposits from individuals, with limited exceptions. Finanz emphasizes commercial banking services related to financing international transactions, particularly those activities of CMC Trading AG, a subsidiary of CMC. Import and export financing, trade and project financing of commodity-related transactions, discounting of trade receivables and drafts, opening letters of credit and providing direct loans are typical activities.

                              DESCRIPTION OF NOTES

     The following description of the particular terms of the Notes offered hereby supplements, and to the extent inconsistent therewith replaces, the description of the general terms and provisions of the Debt Securities set forth in the Prospectus, to which description reference is hereby made. Certain terms not defined in this description are defined in the Prospectus.

GENERAL

     The      % Notes due                     , 2005 (the "Notes") will be
limited to                aggregate principal amount and will mature on
                    , 2005. The Notes will be issued only in the form of one or more Global Securities (as defined below) in minimum denominations of $100,000 and integral multiples of $1,000 in excess thereof. See "Book-Entry Notes" below. The Notes are not redeemable prior to maturity and are not entitled to any sinking fund. The Notes will be unsecured and unsubordinated obligations of the Company and will rank on a parity with all other unsecured and unsubordinated debt of the Company.

INTEREST

     The Notes will bear interest at the rate set forth on the cover page of
this Prospectus Supplement from                     , 1995, or the most recent
interest payment date to which interest has been paid or provided for, payable
semi-annually on                     and                     of each year,
beginning                     , 1995, to the person in whose name a Note (or any
predecessor Note) is registered at the close of business on the
                    or                     , as the case may be, next preceding
such interest payment date.

BOOK-ENTRY NOTES

     The Notes will be issued in whole or in part in the form of one or more permanent Global Securities deposited with, or on behalf of, the Depositary, and registered in the name of a nominee of the Depositary. Except under the limited circumstances described in the Prospectus under "Description of Debt
Securities -- Book-Entry Debt Securities," owners of beneficial interests in Global Securities will not be entitled to physical delivery of Notes in certificated form. Global Securities may not be transferred except as a whole by the Depositary to a nominee of the Depositary or to a successor of the Depositary of its nominee.

     The Depositary has advised the Company that the Depositary is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934. The Depositary was created to hold securities of its participants and to facilitate the clearance and settlement of securities transactions, such as transfers and pledges, among its participants in such securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movements of securities certificates. The Depositary's participants include securities brokers and dealers (including the Underwriters), banks, trust companies, clearing corporations, and certain other organizations, some of whom (and/or their representatives) own the Depositary. Access to the Depositary's book-entry system is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly. The rules applicable to the Depositary and its participants are on file with the Securities and Exchange Commission.

SAME-DAY SETTLEMENT AND PAYMENT

     Settlement for the Notes will be made by the Underwriters in immediately available funds. So long as the Notes are in the form of Book-Entry Notes, all payments of principal and interest will be made by the Company in immediately available funds.

     Secondary trading in long-term notes and debentures of corporate issuers is generally settled in clearing-house or next-day funds. In contrast, the Notes are expected to trade in the Depositary's Same-Day Funds Settlement System until maturity, and secondary market trading activity in the Notes will therefore be required by the Depositary to settle in immediately available funds. No assurance can be given as to the effect, if any, of settlement in immediately available funds on trading activity in the Notes.

                                  UNDERWRITING

     Subject to the terms and conditions set forth in the Underwriting Agreement, the Company has agreed to sell to each of the Underwriters named below, and each of the Underwriters has severally agreed to purchase from the Company, the respective principal amounts of the Notes set forth opposite its name below:

                                                                       PRINCIPAL AMOUNT
                                 UNDERWRITER                               OF NOTES
        -------------------------------------------------------------  ----------------
        Goldman, Sachs & Co..........................................     $
        Lehman Brothers..............................................
        Morgan Stanley & Co. Incorporated............................
                                                                          ----------
                  Total..............................................     $
                                                                          ==========

     Under the terms and conditions of the Underwriting Agreement, the Underwriters are committed to take and pay for all of the Notes, if any are taken.

     The Underwriters propose to offer the Notes in part directly to retail purchasers at the initial public offering price set forth on the cover page of this Prospectus Supplement and in part to certain securities dealers at such
price less a concession of      % of the principal amount of such Notes. The
Underwriters may allow, and such dealers may reallow, to certain brokers and
dealers, a concession not to exceed      % of the principal amount of such
Notes. After the Notes are released for sale to the public, the offering prices and other selling terms may from time to time be varied by the Underwriters.

     The Notes are a new issue of securities with no established trading market. The Company has been advised by the Underwriters that the Underwriters intend to make a market in the Notes but are not obligated to do so and may discontinue market making with respect to the Notes at any time without notice. No assurance can be given as to the liquidity of the trading markets for the Notes.

     The Company has agreed to indemnify the several Underwriters against certain liabilities, including liabilities under the Securities Act of 1933.

     This offering is being made pursuant to Article III, Section 44(c)(8) of the Rules of Fair Practice of the National Association of Securities Dealers.

     In the ordinary course of their respective businesses, the Underwriters and their affiliates have engaged and may in the future engage in commercial banking and investment banking transactions with the Company.

***************************************************************************
*                                                                         *
*  INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A  *
*  REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED     *
*  WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT  *
*  BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE        *
*  REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT    *
*  CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY     *
*  NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH  *
*  SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO            *
*  REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH    *
*  STATE.                                                                 *
*                                                                         *
***************************************************************************


                   SUBJECT TO COMPLETION, DATED JULY 18, 1995

           PROSPECTUS SUPPLEMENT TO PROSPECTUS DATED           , 1995

                       [LOGO COMMERCIAL METALS COMPANY]
                                 $50,000,000
                         MEDIUM-TERM NOTES, SERIES A
                 DUE FROM    MONTHS TO    YEARS FROM DATE OF ISSUE

                            ------------------------
    Commercial Metals Company (the "Company") may offer from time to time its
Medium-Term Notes, Series A, due from   months to   years from the date of
issue, as selected by the purchaser and agreed to by the Company, at an aggregate initial public offering price not to exceed $50,000,000, or its equivalent in another currency or composite currency.

    The Notes may be denominated in U.S. dollars or in such foreign currencies or composite currencies as may be designated by the Company at the time of offering. The specific currency or composite currency, interest rate (if any), issue price and maturity date of any Note will be set forth in the applicable Pricing Supplement to this Prospectus Supplement. Unless otherwise specified in the applicable Pricing Supplement, Notes denominated in other than U.S. dollars or ECUs will not be sold in, or to residents of, the country issuing the Specified Currency. See "Description of Notes."

    Interest on the Fixed Rate Notes, unless otherwise specified in the
applicable Pricing Supplement, will be payable each          and          and at
maturity. Interest on the Floating Rate Notes or Indexed Notes will be payable on the dates specified therein and in the applicable Pricing Supplement. Floating Rate Notes will bear interest at a rate determined by reference to the Commercial Paper Rate, Prime Rate, LIBOR, Treasury Rate, CD Rate or Federal Funds Rate, as adjusted by a Spread and/or Spread Multiplier, if any, applicable to such Notes. Zero Coupon Notes will not bear interest.

    Unless a Redemption Commencement Date or Repayment Date is specified in the applicable Pricing Supplement, the Notes will not be redeemable or repayable prior to their Stated Maturity. If a Redemption Commencement Date or Repayment Date is so specified, the Notes will be redeemable at the option of the Company or repayable at the option of the Holder as described herein.

    Unless otherwise specified in the applicable Pricing Supplement, the Notes offered hereby will be issued in global or definitive form in a minimum denomination of $100,000 or, in the case of Notes denominated in foreign currencies or composite currencies, the appropriate equivalent of $100,000 in the Specified Currency, as specified in the applicable Pricing Supplement. A global Note representing Book-Entry Notes will be registered in the name of The Depository Trust Company, or its nominee, which will act as Depositary. Interests in Book-Entry Notes will be shown on, and transfers thereof will be effected only through, records maintained by the Depositary (with respect to participants' interests) and its participants. Except as described herein, owners of beneficial interests in a global Note will not be considered the Holders thereof and will not be entitled to receive physical delivery of Notes in definitive form, and no global Note will be exchangeable except for another global Note of the denomination and terms to be registered in the name of the Depositary or its nominee. See "Description of Notes."
                            ------------------------
 THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
     EXCHANGE COMMISSION OR BY ANY STATE SECURITIES COMMISSION NOR HAS THE
          SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
           COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
             PROSPECTUS SUPPLEMENT, ANY PRICING SUPPLEMENT HERETO
                 OR THE PROSPECTUS. ANY REPRESENTATION TO THE
                       CONTRARY IS A CRIMINAL OFFENSE.
                            ------------------------

                                      PRICE TO           AGENTS'                  PROCEEDS TO
                                     PUBLIC(1)        COMMISSIONS(2)             COMPANY(2)(3)
                                    ------------    ------------------     -------------------------
Per Note..........................      100%            .125% - 1%               99.875% - 99%
Total(4)..........................  $50,000,000     $62,500 - $500,000     $49,937,500 - $49,500,000

- ---------------
(1) Notes will be issued at 100% of their principal amount, unless otherwise specified in the applicable Pricing Supplement.
(2) The Company will pay the Agents a commission of from .125% to 1%, depending on maturity, of the principal amount of any Notes sold through them as Agents (or sold to such Agents as principal in circumstances in which no other discount is agreed). The Company may sell Notes to any Agent at a discount or premium for resale to one or more investors at varying prices related to prevailing market prices at the time of resale, as determined by such Agent, or at a fixed public offering price. The Company has agreed to indemnify the Agents against certain liabilities, including liabilities under the Securities Act of 1933, as amended.
(3) Before deducting estimated expenses of $120,000 payable by the Company, including approximately $40,000 of estimated expenses of the Agents to be reimbursed by the Company.
(4) Or the equivalent thereof in foreign currencies or composite currencies.
                            ------------------------

    Offers to purchase the Notes are being solicited, on a reasonable efforts basis, from time to time by the Agents on behalf of the Company. Notes may be sold to the Agents on their own behalf at negotiated discounts. The Company reserves the right to sell the Notes directly on its own behalf. No commission will be payable on any sales made directly by the Company. The Company also reserves the right to withdraw, cancel or modify the offering contemplated hereby without notice. No termination date for the offering of the Notes has been established. The Company or the soliciting Agent may reject any order in whole or in part. See "Supplemental Plan of Distribution."

GOLDMAN, SACHS & CO.
                                  LEHMAN BROTHERS
                                                    MORGAN STANLEY & CO.
                                                        INCORPORATED
                            ------------------------

          The date of this Prospectus Supplement is           , 1995.

     IN CONNECTION WITH THE DISTRIBUTION OF THE NOTES, THE AGENTS MAY OVER-ALLOT OR EFFECT TRANSACTIONS IN THE NOTES WITH A VIEW TO STABILIZING OR MAINTAINING THE MARKET PRICE OF THE NOTES AT LEVELS OTHER THAN THOSE WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

     Unless otherwise indicated, currency amounts in this Prospectus Supplement or any Pricing Supplement hereto are stated in United States dollars ("$," "dollars" or "U.S. $").

                              DESCRIPTION OF NOTES

GENERAL

     The following description of the particular terms of the Notes offered hereby supplements and, to the extent inconsistent therewith, replaces the description of the general terms and provisions of the Debt Securities set forth in the accompanying Prospectus, to which description reference is hereby made. Unless different terms or additional terms are specified in the applicable Pricing Supplement, the Notes will have the terms described below. References to interest payments and interest-related information do not apply to Zero Coupon Notes (as defined below).

     The Notes will be issued pursuant to the Indenture dated as of           ,
1995 (the "Indenture") between the Company and The Chase Manhattan Bank, N.A., as Trustee (the "Trustee"). The Notes are issuable by the Company from time to time up to an aggregate initial offering price of $50,000,000 (or the equivalent thereof in any other currency or currencies or currency units). The Notes will represent unsecured, unsubordinated debt of the Company and will rank equally with all other unsecured and unsubordinated debt of the Company. The Notes constitute a separate series for purposes of the Indenture. The Indenture does not limit the aggregate principal amount of Debt Securities that may be issued thereunder. The following summary of certain provisions of the Indenture does not purport to be complete and is subject to and is qualified in its entirety by reference to, all of the provisions of the Indenture, including the definitions therein of certain terms.

     The applicable Pricing Supplement will specify any redemption or repayment terms applicable to the Notes. See "-- Redemption and Repayment" below.

     Unless otherwise specified in the applicable Pricing Supplement and unless previously redeemed, a Note will mature on the date ("Stated Maturity") that is specified on the face thereof and in the applicable Pricing Supplement. Unless otherwise specified in the applicable Pricing Supplement, the term "Market Day" means (a) with respect to any Note (other than any LIBOR Note), any Business Day, and (b) with respect to any LIBOR Note, any Business Day which is also a London Market Day. Unless otherwise specified in the applicable Pricing Supplement, the term "Business Day" means each Monday, Tuesday, Wednesday, Thursday and Friday that is (i) not a day on which banking institutions in The City of New York generally are authorized or obligated by law or executive order to close and (ii) if the Note is denominated in a Specified Currency (as defined below) other than U.S. dollars, not a day on which banking institutions are authorized or obligated by law or executive order to close in the financial center of the country issuing the Specified Currency (or, in the case of European Currency Units ("ECUs"), is not a day designated as an ECU Non-Settlement Day by the ECU Banking Association or otherwise generally regarded in the ECU interbank market as a day on which payment in ECUs shall not be made). Unless otherwise specified in the applicable Pricing Supplement, the term "London Market Day" means any day on which dealings in deposits in U.S. dollars are transacted in the London interbank market.

     Each Note will be denominated in a currency, composite currency or basket of currencies (each a "Specified Currency") as specified on the face thereof and in the applicable Pricing Supplement, which may include U.S. dollars or any other currency, composite currency or basket of currencies set forth in the applicable Pricing Supplement. Purchasers of the Notes are required to pay for them by delivery of the requisite amount of the Specified Currency to the applicable agent, unless other arrangements have been made. Unless otherwise specified in the applicable Pricing Supplement, payments on the Notes will be made in the applicable Specified Currency; provided that, at the election of the Holder thereof and in certain circumstances at the option of the Company, payments on Notes denominated in other than U.S. dollars may be made in U.S. dollars. See "Payment of Principal and Interest." The term "Holder" means, with respect to any Note as of any time, the person in whose name such Note is registered at such time in the security register for the Notes maintained by the Company and does not include the owner of a beneficial interest in a Book-Entry Note as described under "Book-Entry Notes" below.

     Notes denominated in U.S. dollars will be initially issued in denominations of $100,000 and integral multiples of $1,000 in excess thereof, and Notes denominated in other than U.S. dollars will be initially issued in denominations of the amount of the Specified Currency for such Note equivalent, at the noon buying rate for cable transfers in The City of New York for such Specified Currency (the "Exchange Rate") on the first Business Day next preceding the date on which the Company accepts the offer to purchase such Note, to $100,000 and integral multiples of $1,000 in excess thereof. Unless otherwise agreed by the Company, Notes issued upon transfer of or in exchange for other Notes will be issued only in denominations of $100,000 and integral multiples of $1,000 in excess thereof (or the equivalent thereof in the Specified Currency for each Note).

     Notes will be sold in individual issues of Notes, each of which will have such interest rate or interest rate formula, if any, Stated Maturity and date of original issuance as may be specified in the applicable Pricing Supplement. Unless otherwise indicated in the applicable Pricing Supplement, each Note will bear interest at either (i) a fixed rate (a "Fixed Rate Note"), which may be zero in the case of Notes issued at a discount from the principal amount payable at maturity thereof (a "Zero Coupon Note") or (ii) a floating rate (a "Floating Rate Note") determined by reference to the interest rate formula, which may be adjusted by adding or subtracting the Spread or multiplying by the Spread Multiplier (each term as defined below under "Floating Rate Notes").

     The Notes may be issued as Original Issue Discount Notes. An Original Issue Discount Note is a Note, including any Zero Coupon Note, which is issued at a price lower than the principal amount thereof and which provides that upon redemption or acceleration of the maturity thereof an amount less than the principal thereof shall become due and payable. In the event of redemption or acceleration of the maturity of an Original Issue Discount Note, the amount payable to the Holder of such Note upon such redemption or acceleration will be determined in accordance with the terms of the Note, but will be an amount less than the amount payable at the Stated Maturity of such Note. In addition, a Note issued at a discount may, for United States federal income tax purposes, be considered an original issue discount note, regardless of the amount payable upon redemption or acceleration of maturity of such Note. See "United States Taxation -- United States Holders -- Original Issue Discount" below.

     Certain Notes ("Indexed Notes") may be issued with the principal amount payable at maturity, and/or the amount of interest payable on an interest payment date, to be determined by reference to one or more currencies (including baskets of currencies), one or more commodities (including baskets of commodities), one or more securities (including baskets of securities) and/or any other index as set forth in the applicable Pricing Supplement. Holders of Indexed Notes may receive a principal amount at maturity that is greater than or less than the face amount (but not less than zero) of such Notes depending upon the value at maturity of the applicable index. With respect to any Indexed Note, information as to the methods for determining the principal amount payable at maturity and/or the amount of interest payable on an interest payment date, as the case may be, as to any one or more currencies (including baskets of currencies), commodities (including baskets of commodities), securities (including baskets of securities) or other indices to which principal or interest is indexed, as to any additional foreign exchange or other risks or as to any additional tax considerations may be set forth in the applicable Pricing Supplement. See "Risks Relating to Indexed Notes."

     The Pricing Supplement relating to each Note will describe one or more of the following terms: (i) the Specified Currency with respect to such Note (and, if such Specified Currency is other than U.S. dollars, certain other terms relating to such Note, including the authorized denominations); (ii) the price (expressed as a percentage of the aggregate principal amount thereof) at which such Note will be issued; (iii) the date on which such Note will be issued; (iv) the date on which such Note will mature; (v) whether such Note is a Fixed Rate Note or a Floating Rate Note; (vi) if such Note is a Fixed Rate Note, the rate per annum at which such Note will bear interest, if any, and the interest payment date or dates, if different from those set forth below under "Fixed Rate Notes"; (vii) if such Note is a Floating Rate Note, the interest rate basis (the "Interest Rate Basis") for each such Floating Rate Note, which will be (a) the Commercial Paper Rate, in which case such Note will be a Commercial Paper Rate Note, (b) the Prime Rate, in which case such Note will be a Prime Rate Note, (c) the London Inter-Bank Offered Rate ("LIBOR"), in which case such Note will be a LIBOR Note, (d) the Treasury Rate, in which case such Note will be a Treasury Rate Note, (e) the Constant Maturity Treasury ("CMT") Rate, in which case such Note will be a CMT Rate Note, (f) the CD Rate, in which case such Note will be a CD Rate Note, (g) the Federal Funds Rate, in which case such Note will be a Federal Funds Rate Note, or (h) such other interest rate formula as is set forth in such Pricing Supplement, and, if applicable, the Calculation Agent, the Index Maturity, the Spread or Spread Multiplier, the Maximum Rate, the Minimum Rate, the Initial Interest Rate, the Interest Payment Dates, the Regular Record Dates, the Calculation Date, the Interest Determination Date and the Interest Reset Date with respect to such Floating Rate Note; (viii) whether such Note is an Original Issue Discount Note and, if so, the yield to maturity; (ix) whether such Note is an Indexed Note and, if so, the principal amount (or formula to calculate such principal amount) thereof payable at maturity, or the amount of interest payable on an interest payment date, as determined by reference to any applicable index, in addition to certain other information relating to the Indexed Note; (x) whether such Note may be redeemed at the option of the Company (other than as described below in the first paragraph under "Redemption"), or repaid at the option of the Holder, prior to Stated Maturity and, if so, the Redemption Commencement Date, Repayment Date, Redemption Prices, Redemption Period and other provisions relating to such redemption or repayment (all as described below under "Redemption"); (xi) whether such Note will be represented by a Certificated Note or a Book-Entry Note (each as defined below); and (xii) any other terms of such Note not inconsistent with the provisions of the Indenture.

FORM, EXCHANGE, REGISTRATION AND TRANSFER

     Notes may be issued in certificated registered form without coupons ("Certificated Notes"). Notes also may be issued in the form of one or more master or global Notes registered in the name of a depositary or its nominee ("Book-Entry Notes") and as such may be subject to the special restrictions and Procedures referred to below under "Book-Entry Notes."

     Each Certificated Note will be exchangeable for a like aggregate principal amount of Certificated Notes of authorized denominations and of like tenor and form. If any Certificated Note is subject to partial redemption, the unredeemed portion of such Note redeemed in part will be exchangeable for Certificated Notes of authorized denominations and of like tenor and form. Each Certificated Note authenticated and delivered upon any transfer or exchange of the whole or any part of any other Note will carry all the rights, if any, to interest accrued and unpaid and to accrue that were carried by the whole or such part of such other Note.

     Each Certificated Note may be presented for registration of transfer (with the form of transfer endorsed thereon duly executed) or exchange at the corporate trust office of the Trustee or at the office of any transfer agent that is designated by the Company for such purpose with respect to the Notes and referred to in the applicable Pricing Supplement, without service charge and upon payment of any taxes and other governmental charges as described in the Indenture. Unless otherwise specified in an applicable Pricing Supplement, such transfer or exchange will be effected upon the Trustee or such transfer agent, as the case may be, being satisfied with the documents of title and identity of the person making the request, and subject to such reasonable regulations as the Company may from time to time agree upon with the Trustee and any transfer agent.

     The Company has initially appointed as security registrar and transfer agent the Trustee acting through its corporate trust office in the Borough of Manhattan, The City of New York. Any additional transfer agents initially designated by the Company for any Notes will be named in the applicable Pricing Supplement. The Company reserves the right to vary or terminate the appointment of the Trustee as security registrar or of any transfer agent or to appoint additional or other registrars or transfer agents or to approve any change in the office through which any registrar or any transfer agent acts, provided that there will be at all times a registrar and transfer agent in the Borough of Manhattan, The City of New York.


     Unless otherwise indicated in the applicable Pricing Supplement, in the event of a redemption of the Notes in part, the Company will not be required (i) to register the transfer of or exchange any Notes during a period beginning at the opening of business 15 days before, and continuing until, the date notice is given identifying the Notes to be redeemed, or (ii) to register the transfer of or exchange any Notes, or any portion thereof, called for redemption.

BOOK-ENTRY NOTES

     Upon issuance, Book-Entry Notes may be represented by a single master security (the "Master Security") or by individual global securities each representing Book-Entry Notes having the same terms ("Global Securities"). The Master Security and any Global Security will be deposited with, or on behalf of, the depositary and registered in the name of the depositary or its nominee. Book-Entry Notes will not be exchangeable for Certificated Notes at the option of the Holder and, except as set forth below, will not otherwise be issuable in definitive form. Unless otherwise specified in the applicable Pricing Supplement, The Depository Trust Company ("DTC") will be the depositary.

     With respect to any Book-Entry Note denominated in a Specified Currency other than U.S dollars, DTC currently has elected to have payments of principal (and premium, if any) and interest on such Note made in U.S. dollars unless notified by any of its Participants (as defined below) through which an interest in such Note is held that it elects to receive such payment of principal (or premium, if any) or interest in such Specified Currency. Unless otherwise specified in the applicable Pricing Supplement, a Beneficial Owner of Book-Entry Notes denominated in a Specified Currency other than U.S. dollars electing to receive payments of principal or any premium or interest in a currency other than U.S. dollars must notify the Participant through which its interest is held on or prior to the applicable Record Date, in the case of a payment of interest, and on or prior to the sixteenth day prior to the maturity date, in the case of principal or premium, of such Beneficial Owner's election to receive all or a portion of such payment in such Specified Currency. Such Participant must notify DTC of such election on or prior to the third Business Day after such Record Date or after such sixteenth day. DTC will notify the Trustee of such election on or prior to the fifth Business Day after such Record Date or after such sixteenth day. If complete instructions are received by the Participant and forwarded by the Participant to DTC, and by DTC to the Trustee, on or prior to such dates, the Beneficial Owner will receive payments in the Specified Currency.

     DTC has advised the Company as follows: DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered pursuant to the provisions of
Section 17A of the Securities Exchange Act of 1934. DTC holds securities that its participants ("Participants") deposit with DTC. DTC also facilitates the settlement among Participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in Participants' accounts, thereby eliminating the need for physical movement of securities certificates. "Direct Participants" include securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations. Access to the DTC system is also available to others, such as securities brokers and dealers, banks and trust companies, that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly ("Indirect Participants"). The Rules applicable to DTC and its Participants are on file with the Securities and Exchange Commission.

     Purchases of Book-Entry Notes under the DTC system must be made by or through Direct Participants. Upon the issuance by the Company of Book-Entry Notes represented by the Master Security or by any Global Security, the depositary will credit, on its book-entry system, the respective principal amounts of the Book-Entry Notes represented by the Master Security or such

Global Security to the accounts of Participants. The accounts to be credited shall be designated by the agent of the Company with respect to such Book-Entry Notes, by certain other agents of the Company or by the Company if such Book-Entry Notes are offered and sold directly by the Company. The ownership interest of each actual purchaser of each Book-Entry Note (a "Beneficial Owner") will be recorded on the Direct and Indirect Participants' records. Beneficial Owners will not receive written confirmation from DTC of their purchase, but Beneficial Owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the Direct or Indirect Participant through which the Beneficial Owner entered into the transaction. Transfers of ownership interests in Book-Entry Notes are expected to be effected by entries made on the books of Participants acting on behalf of Beneficial Owners. Beneficial Owners will not receive certificates representing their ownership interests in Book Entry Notes, except as set forth below. To facilitate subsequent transfers, all Book-Entry Notes deposited by Participants with DTC will be registered in the name of DTC's partnership nominee, Cede & Co. The deposit of Book-Entry Notes with DTC and their registration in the name of Cede & Co. will not effect any change in beneficial ownership. The laws of some states require that certain purchasers of securities take physical delivery of such securities in definitive form. Such laws may impair the ability to transfer beneficial interests in Book-Entry Notes represented by the Master Security or by any Global Security.

     So long as the depositary for the Master Security or any Global Security, or its nominee, is the registered owner of the Master Security or such Global Security, the depositary or its nominee, as the case may be, will be considered the sole owner or Holder of the Book-Entry Notes represented by such Master Security or such Global Security for all purposes of such Notes and for all purposes under the Indenture.

     With respect to any Book-Entry Note, unless the depositary therefor has notified the Company that it is unwilling or unable to continue as depositary therefor, the depositary has ceased to be a clearing agency registered under the Securities Exchange Act of 1934, the Company has delivered to the Trustee a written notice that all Book-Entry Notes shall be exchangeable, an Event of Default (as defined below under "Events of Default") has occurred and is continuing with respect to the Notes represented thereby or as otherwise set forth in the applicable Pricing Supplement, owners of beneficial interests in such Book-Entry Note will not be entitled to have the Notes represented thereby registered in their names, will not receive or be entitled to receive physical delivery of Certificated Notes in exchange therefor and will not be considered to be the owners or Holders of any Notes represented thereby under the Indenture or such Book-Entry Note. Unless and until it is exchanged in whole or in part for individual certificates evidencing the Book-Entry Notes represented thereby, the Master Security or any Global Security may not be transferred except as a whole by the depositary for the Master Security or such Global Security to a nominee of such depositary or by a nominee of such depositary to such depositary or another nominee of such depositary or by the depositary or any nominee to a successor depositary or any nominee of such successor.

     The Company expects that conveyance of notices and other communications by DTC to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time. In addition, neither DTC nor Cede & Co. will consent or vote with respect to Notes. The Company has been advised that DTC's usual procedure is to mail an omnibus proxy to the Company as soon as possible after the record date with respect to such consent or vote. The omnibus proxy would assign Cede & Co.'s consenting or voting rights to those Direct Participants to whose accounts the Notes are credited on such record date (identified in a listing attached to the omnibus proxy).

     Settlement for Book-Entry Notes will be made by the purchasers thereof in immediately available funds. As long as the depositary continues to make its same-day funds settlement system available to the Company, all payments of principal of (and premium, if any) and interest on a Book-

Entry Note held by the depositary or its nominee will be made by the Company in immediately available funds.

     Secondary trading in notes and debentures of corporate issuers is generally settled in clearinghouse or next-day funds. In contrast, Book-Entry Notes will trade in the depositary's same-day funds settlement system, and secondary market trading activity in those securities will therefore be required by the depositary to settle in immediately available funds. No assurance can be given as to the effect, if any, of settlement in immediately available funds on trading activity in Book-Entry Notes.

     Payments of principal of (and premium, if any) and interest, if any, on the Book-Entry Notes represented by a Master Security or by a Global Security registered in the name of the depositary or its nominee will be made by the Company through the Trustee to the depositary or its nominee, as the case may be, as the registered owner of such Master Security or such Global Security. Neither the Company nor the Trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in any Master Security or any Global Security or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

     The Company has been advised that DTC will credit the accounts of Direct Participants with payment in amounts proportionate to their respective holdings in any Master Security or Global Security as shown on the records of DTC. The Company has been advised that DTC's practice is to credit Direct Participants' accounts on the applicable payment date unless DTC has reason to believe that it will not receive payment on such date. The Company expects that payments by Participants to Beneficial Owners will be governed by standing customer instructions and customary practices, as is now the case with securities held for the accounts of customers. Such payments will be the responsibility of such Participants.

FIXED RATE NOTES

     Unless otherwise specified in the applicable Pricing Supplement, each Fixed Rate Note (except any Zero Coupon Note) will bear interest from its date of issue or from the most recent Interest Payment Date to which interest on such Note has been paid or duly provided for, at the fixed rate per annum stated on the face thereof and in the applicable Pricing Supplement until the principal thereof is paid or made available for payment. Unless otherwise provided in the applicable Pricing Supplement, interest on a Fixed Rate Note will be payable
semiannually each           and           (each an "Interest Payment Date") and
at maturity or upon earlier redemption or repayment. Each payment of interest in respect of an Interest Payment Date will include interest accrued to but excluding such Interest Payment Date. Unless otherwise specified in the applicable Pricing Supplement, interest on Fixed Rate Notes will be computed on the basis of a 360-day year of twelve 30-day months. Interest will be payable on each Interest Payment Date and at maturity as specified below under "Payment of Principal and Interest."

FLOATING RATE NOTES

     Each Floating Rate Note will bear interest from its date of issue or from the most recent Interest Payment Date to which interest on such Note has been paid or duly provided for or if the applicable Interest Reset Dates are weekly, from the day following the most recent Regular Record Date, at the rate per annum determined pursuant to the interest rate formula stated therein and in the applicable Pricing Supplement until the principal thereof is paid or made available for payment. Interest will be payable on each Interest Payment Date and at maturity as specified below under "Payment of Principal and Interest."

     The interest rate for each Floating Rate Note will be determined by reference to an interest rate formula which may be adjusted by adding or subtracting the Spread and/or multiplying by the Spread Multiplier. A Floating Rate Note may also have either or both of the following: (a) a maximum numerical interest rate limitation, or ceiling, on the rate of interest which may accrue during any interest period (a "Maximum Rate") and (b) a minimum numerical interest rate limitation, or floor, on the rate of interest which may accrue during any interest period (a "Minimum Rate"). The "Spread" is the number of basis points specified in the applicable Pricing Supplement as being applicable to the interest rate for such Note and the "Spread Multiplier" is the percentage specified in the applicable Pricing Supplement as being applicable to the interest rate for such Note. "Index Maturity" means, with respect to a Floating Rate Note, the period to maturity of the instrument or obligation on which the interest rate formula is based, as specified in the applicable Pricing Supplement. The calculation agent (the "Calculation Agent") will be specified in the applicable Pricing Supplement with respect to the Floating Rate Notes.

     The rate of interest on each Floating Rate Note will be reset daily, weekly, monthly, quarterly, semi-annually, annually or otherwise as specified in the applicable Pricing Supplement (each an "Interest Reset Date"). Unless otherwise specified in the applicable Pricing Supplement, the Interest Reset Date will be, in the case of Floating Rate Notes which reset daily, each Market Day; in the case of Floating Rate Notes (other than Treasury Rate Notes) which reset weekly, the Wednesday of each week; in the case of Treasury Rate Notes which reset weekly (except as otherwise provided in the next succeeding paragraph), the Tuesday of each week; in the case of Floating Rate Notes which reset monthly, the third Wednesday of each month; in the case of Floating Rate Notes which reset quarterly, the third Wednesday of March, June, September and December; in the case of Floating Rate Notes which reset semi-annually, the third Wednesday of two months of each year as specified in the applicable Pricing Supplement; and in the case of Floating Rate Notes which reset annually, the third Wednesday of one month of each year as specified in the applicable Pricing Supplement; provided, however, that (a) the interest rate in effect from the date of issue to the first Interest Reset Date with respect to a Floating Rate Note will be the Initial Interest Rate (as set forth in the applicable Pricing Supplement) and (b) except as otherwise specified in the applicable Pricing Supplement, with respect to Floating Rate Notes that reset daily or weekly, the interest rate in effect for each day following the second Market Day prior to an Interest Payment Date to, but excluding, such Interest Payment Date, and for each day following the second Market Day prior to the maturity date, shall be the rate in effect on such second Market Day. If any Interest Reset Date for any Floating Rate Note would otherwise be a day that is not a Market Day with respect to such Floating Rate Note, the Interest Reset Date for such Floating Rate Note shall be postponed to the next day that is a Market Day with respect to such Floating Rate Note, except that, in the case of a LIBOR Note, if such Market Day is in the next succeeding calendar month, such Interest Reset Date shall be the immediately preceding Market Day.

     The Interest Determination Date pertaining to an Interest Reset Date for a Commercial Paper Rate Note (the "Commercial Paper Interest Determination Date"), for a Prime Rate Note (the "Prime Rate Interest Determination Date"), for a CD Rate Note (the "CD Rate Interest Determination Date"), for a CMT Rate Note (the "CMT Rate Interest Determination Date") and for a Federal Funds Rate Note (the "Federal Funds Rate Interest Determination Date") will be the Interest Reset Date. The Interest Determination Date pertaining to an Interest Reset Date for a LIBOR Note (the "LIBOR Interest Determination Date") will be the second London Market Day preceding such Interest Reset Date. The Interest Determination Date pertaining to an Interest Reset Date for a Treasury Rate Note (the "Treasury Interest Determination Date") will be the day of the week in which such Interest Reset Date falls on which Treasury bills would normally be auctioned. Treasury bills are usually sold at auction on the Monday of each week, unless that day is a legal holiday, in which case the auction is usually held on the following Tuesday, except that such auction may be held on the preceding Friday. If, as the result of a legal holiday, an auction is so held on the preceding Friday, such Friday will be the Treasury Interest Determination Date pertaining to the Interest Reset Date occurring in the next succeeding week, and the Interest Reset Date in such next succeeding week will be the Monday in such week. If an auction date shall fall on any Interest Reset Date for a Treasury Rate Note, then such Interest Reset Date shall instead be the first Market Day immediately following such auction date. The Interest Determination Date for any other Floating Rate Note will be as specified in the applicable Pricing Supplement.

     Unless otherwise specified in the applicable Pricing Supplement, the "Calculation Date" pertaining to any Interest Determination Date will be the earlier of (i) the tenth calendar day after such Interest Determination Date, or, if such day is not a Market Day, the next succeeding Market Day or (ii) the Market Day immediately preceding the applicable Interest Payment Date or the maturity date, as the case may be.

     All percentages resulting from any calculations referred to in this Prospectus Supplement will be rounded upwards, if necessary, to the next higher one hundred-thousandth of a percentage point (e.g., 9.876541% (or .09876541) being rounded to 9.87655% (or .0987655)), and all U.S. dollar amounts used in or resulting from such calculations will be rounded to the nearest cent (with one-half cent or more being rounded upwards).

     In addition to any maximum interest rate which may be applicable to any Floating Rate Note pursuant to the above provisions, the interest rate on the Floating Rate Notes will in no event be higher than the maximum rate permitted by New York law, as the same may be modified by United States law of general application. Under present New York law, the maximum rate of interest is 25% per annum on a simple interest basis, with certain exceptions. The limit does not apply to Floating Rate Notes in which $2,500,000 or more has been invested.

     Upon the request of the Holder of any Floating Rate Note, the Calculation Agent will provide the interest rate then in effect, and, if determined, the interest rate which will become effective on the next Interest Reset Date with respect to such Floating Rate Note. The Calculation Agent's determination of any interest rate will be final and binding in the absence of manifest error.

COMMERCIAL PAPER RATE NOTES

     Commercial Paper Rate Notes will bear interest at the interest rates (calculated with reference to the Commercial Paper Rate and the Spread or Spread Multiplier, if any), and will be payable on the dates, specified on the face of the Commercial Paper Rate Note and in the applicable Pricing Supplement.

     Unless otherwise indicated in the applicable Pricing Supplement, "Commercial Paper Rate" means, with respect to any Interest Reset Date, the Money Market Yield (calculated as described below) of the per annum rate for the relevant Commercial Paper Interest Determination Date for commercial paper having the specified Index Maturity as published by the Board of Governors of the Federal Reserve System in "Statistical Release H.15(519), Selected Interest Rates," or any successor publication of the Board of Governors of the Federal Reserve System ("H.15(519)"), under the heading "Commercial Paper." In the event that such rate is not so published prior to 3:00 P.M., New York City time, on the relevant Calculation Date, then the Commercial Paper Rate with respect to such Interest Reset Date shall be the Money Market Yield of such rate on such Commercial Paper Interest Determination Date for commercial paper having the specified Index Maturity as published by the Federal Reserve Bank of New York in its daily statistical release, Composite 3:30 P.M. Quotations for U.S. Government Securities," or any successor publication published by the Federal Reserve Bank of New York ("Composite Quotations"), under the heading "Commercial Paper" (with an Index Maturity of one month or three months being deemed to be equivalent to an Index Maturity of 30 days or 90 days, respectively). If by 3:00 P.M., New York City time, on such Calculation Date such rate is not yet published in either H.15(519) or Composite Quotations, the Commercial Paper Rate with respect to such Interest Reset Date shall be calculated by the Calculation Agent and shall be the Money Market Yield of the arithmetic mean of the offered per annum rates, as of 11:00 A.M., New York City time, on such Commercial Paper Interest Determination Date, of three leading dealers of U.S. dollar commercial paper in The City of New York selected by the Calculation Agent for U.S. dollar commercial paper of the specified Index Maturity placed for an industrial issuer whose bond rating is "AA," or the equivalent, from a nationally recognized rating agency; provided, however, that if fewer than three dealers selected as aforesaid by the Calculation Agent are quoting as mentioned in this sentence, the Commercial Paper Rate with respect to such Interest Reset Date will be the Commercial Paper Rate in effect on the day prior to such Commercial Paper Interest Determination Date (or, if the Initial Interest Rate is then in effect, the Commercial Paper Rate will be the Initial Interest Rate and will not be adjusted by any Spread and/or Spread Multiplier).

     "Money Market Yield" shall be a yield (expressed as a percentage) calculated in accordance with the following formula:

                                                360 X D
                   Money Market Yield = 100 X ------------
                                              360 - (D X M)

where "D" refers to the per annum rate for commercial paper quoted on a bank discount basis and expressed as a decimal; and "M" refers to, if the Index Maturity approximately corresponds to the length of the period for which such rate is being determined, the actual number of days in such period and, otherwise, the actual number of days in the period from, and including, the Interest Reset Date to, but excluding, the day that numerically corresponds to such Interest Reset Date (or, if there is not any such numerically corresponding day, the last day) in the calendar month that is the number of months corresponding to the specified Index Maturity after the month in which such Interest Reset Date falls.

PRIME RATE NOTES

     Prime Rate Notes will bear interest at the interest rates (calculated with reference to the Prime Rate and the Spread or Spread Multiplier, if any), and will be payable on the dates, specified on the face of the Prime Rate Note and in the applicable Pricing Supplement.

     Unless otherwise indicated in the applicable Pricing Supplement, "Prime Rate" means, with respect to any Interest Reset Date, the rate set forth for the relevant Prime Rate Interest Determination Date in H.15(519) under the heading "Bank Prime Loan." In the event that such rate is not published prior to 3:00 P.M., New York City time, on the relevant Calculation Date, then the Prime Rate with respect to such Interest Reset Date will be the arithmetic mean of the rates of interest publicly announced by each bank that appears on the display designated as page "NYMF on the Reuters Monitor Money Rates Service (or such other page as may replace the NYMF page on that service for the purpose of displaying prime rates or base lending rates of major United States banks) ("Reuters Screen NYMF Page") as such bank's prime rate or base lending rate as in effect for such Prime Rate Interest Determination Date. If fewer than four such rates appear on the Reuters Screen NYMF Page on such Prime Rate Interest Determination Date, the Prime Rate with respect to such Interest Reset Date will be the arithmetic mean of the prime rates or base lending rates (quoted on the basis of the actual number of days in the year divided by a 360-day year) as of the close of business on such Prime Rate Interest Determination Date of three major banks in The City of New York selected by the Calculation Agent; provided, however, that if fewer than three banks selected as aforesaid by the Calculation Agent are quoting as mentioned in this sentence, the Prime Rate with respect to such Interest Reset Date will be the Prime Rate in effect on the day prior to such Prime Rate Interest Determination Date (or, if the Initial Interest Rate is then in effect, the Prime Rate will be the Initial Interest Rate and will not be adjusted by any Spread or Spread Multiplier).

LIBOR NOTES

     LIBOR Notes will bear interest at the interest rates (calculated with reference to LIBOR and the Spread or Spread Multiplier, if any), and will be payable on the dates, specified on the face of the LIBOR Note and in the applicable Pricing Supplement.

     Unless otherwise indicated in the applicable Pricing Supplement, LIBOR, with respect to any Interest Reset Date, will be determined by the Calculation Agent in accordance with the following provisions:

          (i) On the relevant LIBOR Interest Determination Date, LIBOR will be determined on the basis of the offered rate for deposits in U.S. dollars having the specified Index Maturity, commencing on the second London Market Day immediately following such LIBOR Interest Determination Date, which appears on the display designated as Page 3750 on the Dow Jones Telerate Service (or such other page as may replace Page 3750 on that service for the purpose of displaying London interbank offered rates of major banks) ("Telerate Page 3750") as of 11:00 A.M., London time. If no such offered rate appears, LIBOR with respect to such Interest Reset Date will be determined as described in (ii) below.

          (ii) With respect to any LIBOR Interest Determination Date on which no such offered rate for the applicable index Maturity appears on Telerate Page 3750 as described in (i) above, LIBOR will be determined on the basis of the rates at approximately 11:00 A.M., London time, on such LIBOR Interest Determination Date at which deposits in U.S. dollars having the specified Index Maturity are offered to prime banks in the London interbank market by four major banks in the London interbank market selected by the Calculation Agent commencing on the second London Market Day immediately following such LIBOR Interest Determination Date and in a principal amount equal to an amount that in the Calculation Agent's judgment is representative for a single transaction in such market at such time (a "Representative Amount"). The Calculation Agent will request the principal London office of each of such banks to provide a quotation of its rate. If at least two such quotations are provided, LIBOR with respect to such Interest Reset Date will be the arithmetic mean of such quotations. If fewer than two quotations are provided, LIBOR with respect to such Interest Reset Date will be the arithmetic mean of the rates quoted at approximately 11:00 A.M., New York City time, on such Interest Reset Date by three major banks in The City of New York, selected by the Calculation Agent, for loans in U.S. dollars to leading European banks having the specified Index Maturity commencing on the Interest Reset Date and in a Representative Amount; provided, however, that if fewer than three banks selected as aforesaid by the Calculation Agent are quoting as mentioned in this sentence, LIBOR with respect to such Interest Reset Date will be the LIBOR in effect on such LIBOR Interest Determination Date (or, if the Initial Interest Rate is then in effect, LIBOR will be the Initial Interest Rate and will not be adjusted by any Spread or Spread Multiplier).

TREASURY RATE NOTES

     Treasury Rate Notes will bear interest at the interest rates (calculated with reference to the Treasury Rate and the Spread or Spread Multiplier, if
any), and will be payable on the dates, specified on the face of the Treasury Rate Note and in the applicable Pricing Supplement.

     Unless otherwise indicated in the applicable Pricing Supplement, "Treasury Rate" means, with respect to any Interest Reset Date, the rate for the auction on the relevant Treasury Interest Determination Date of direct obligations of the United States ("Treasury bills") having the specified Index Maturity as published in H.15(519) under the heading "U.S. Government Securities/Treasury Bills/Auction Average (investment)" or, if not so published by 3:00 P.M., New York City time, on the relevant Calculation Date, the Bond Equivalent Yield (as defined below) of the auction average rate for such auction as otherwise announced by the United States Department of the Treasury. In the event that the results of such auction of Treasury bills having the specified Index Maturity are not published or reported as provided above by 3:00 P.M., New York City time, on such Calculation Date, or if no such auction is held for such week, then the Treasury Rate shall be the rate set forth in H.15(519) for the relevant Treasury Interest Determination Date for the specified Index Maturity under the heading "U.S. Government Securities/Treasury Bills/Secondary Market." In the event such rate is not so published by 3:00 P.M., New York City time, on the relevant Calculation Date, the Treasury Rate with respect to such Interest Reset Date shall be calculated by the Calculation Agent and shall be the Bond Equivalent Yield of the arithmetic mean of the secondary market bid rates as of approximately 3:30 P.M., New York City time, on such Treasury Interest Determination Date, of three primary United States government securities dealers in The City of New York selected by the Calculation Agent for the issue of Treasury bills with a remaining maturity closest to the specified Index Maturity; provided, however, that if fewer than three such dealers selected as aforesaid by the Calculation Agent are quoting as mentioned in this sentence, the Treasury Rate with respect to such Interest Reset Date will be the Treasury Rate in effect on such Treasury Interest Determination Date (or, if the Initial Interest Rate is then in effect, the Treasury Rate will be the Initial Interest Rate and will not be adjusted by any Spread or Spread Multiplier).

     "Bond Equivalent Yield" shall be a yield (expressed as a percentage) calculated in accordance with the following formula:


                                    D X N
 Bond Equivalent Yield = 100 X ---------------
                                360 - (D X M)

where "D" refers to the per annum rate for Treasury bills (or, in the case of a CMT Rate Note, Treasury Notes), quoted on a bank discount basis and expressed as a decimal; "N" refers to 365 or 366, as the case may be; and "M" refers to, if the Index Maturity approximately corresponds to the length of the period for which such rate is being determined, the actual number of days in such period and, otherwise, the actual number of days in the period from, and including, the Interest Reset Date to, but excluding, the day that numerically corresponds to that Interest Reset Date (or, if there is not any such numerically corresponding day, the last day) in the calendar month that is the number of months corresponding to the specified Index Maturity after the month in which that Interest Reset Date occurs.

CMT RATE NOTES

     CMT Rate Notes will bear interest at the interest rates (calculated with reference to the CMT Rate and the Spread or Spread Multiplier, if any), and will be payable on the dates, specified on the face of the CMT Rate Note and in the applicable Pricing Supplement.

     Unless otherwise indicated in the applicable Pricing Supplement, "CMT Rate" means, with respect to any Interest Reset Date, the treasury constant maturity rate for direct obligations of the United States ("Treasury Notes") on the relevant CMT Rate Interest Determination Date for the relevant Index Maturity as published in H.15(519) under the heading "U.S. Government Securities/Treasury Constant Maturities." In the event that such rate is not published by 3:00 P.M., New York City time, on the relevant Calculation Date, the CMT Rate will be the Bond Equivalent Yield of the arithmetic mean of the secondary market bid rates as of approximately 3:30 P.M., New York City time, on such CMT Rate Interest Determination Date of three primary United States government securities dealers in The City of New York selected by the Calculation Agent for the issue of Treasury Notes with a remaining maturity closest to the Index Maturity; provided, however, that if fewer than three dealers selected as aforesaid by the Calculation Agent are quoting as mentioned in this sentence, the CMT Rate with respect to such Interest Reset Date will be the CMT Rate in effect on the day prior to such CMT Rate Interest Determination Date (or, if the Initial Interest Rate is then in effect, the CMT Rate will be the Initial Interest Rate and will not be adjusted by any Spread or Spread Multiplier).

CD RATE NOTES

     CD Rate Notes will bear interest at the interest rates (calculated with reference to the CD Rate and the Spread or Spread Multiplier, if any), and will be payable on the dates, specified on the face of the CD Rate Note and in the applicable Pricing Supplement.

     Unless otherwise indicated in the applicable Pricing Supplement, "CD Rate" means, with respect to any Interest Reset Date, the rate for the relevant CD Rate Interest Determination Date for negotiable certificates of deposit having the specified Index Maturity as published in H.15(519) under the heading "CDs (Secondary Market)." In the event that such rate is not published prior to 3:00 P.M., New York City time, on the relevant Calculation Date, then the CD Rate with respect to such Interest Reset Date shall be the rate on such CD Rate Interest Determination Date for negotiable certificates of deposit having the specified Index Maturity as published in Composite Quotations under the heading "Certificates of Deposit." If by 3:00 P.M., New York City time, on such Calculation Date such rate is not published in either H.15(519) or Composite Quotations, the CD Rate with respect to such Interest Reset Date shall be calculated by the Calculation Agent and shall be the arithmetic mean of the secondary market offered rates, as of 10:00 A.M., New York City time, on such CD Rate Interest Determination Date, of three leading nonbank dealers in negotiable U.S. dollar certificates of deposit in The City of New York selected by the Calculation Agent for negotiable U.S. dollar certificates of deposit of major United States money market banks with a remaining maturity closest to the specified Index Maturity and in a Representative Amount; provided, however, that if fewer than three dealers selected as aforesaid by the Calculation Agent are quoting as mentioned in this sentence, the CD Rate with respect to such Interest Reset Date will be the CD Rate in effect on the day prior to such CD Rate Interest Determination Date (or, if the Initial Interest Rate is then in effect, the CD Rate will be the Initial Interest Rate and will not be adjusted by any Spread or Spread Multiplier).

FEDERAL FUNDS RATE NOTES

     Federal Funds Rate Notes will bear interest at the interest rates (calculated with reference to the Federal Funds Rate and the Spread or Spread Multiplier, if any), and will be payable on the dates, specified on the face of the Federal Funds Rate Note and in the applicable Pricing Supplement.

     Unless otherwise indicated in the applicable Pricing Supplement, "Federal Funds Rate" means, with respect to any Interest Reset Date, the rate on the relevant Federal Funds Rate Interest Determination Date for Federal Funds as published in H.15(519) under the heading "Federal Funds (Effective)." In the event that such rate is not published prior to 3:00 P.M., New York City time, on the relevant Calculation Date, then the Federal Funds Rate with respect to such Interest Reset Date will be the rate on such Federal Funds Rate Interest Determination Date as published in Composite Quotations under the heading "Federal Funds/Effective Rate." If by 3:00 P.M., New York City time, on such Calculation Date such rate is not yet published in either H.15(519) or Composite Quotations, the Federal Funds Rate with respect to such Interest Reset Date shall be calculated by the Calculation Agent and shall be the arithmetic mean of the rates, as of 9:00 A.M., New York City time, on such Federal Funds Rate Interest Determination Date, for the last transaction in overnight U.S. dollar Federal Funds arranged by three leading brokers of U.S. dollar Federal Funds transactions in The City of New York selected by the Calculation Agent; provided, however, that if fewer than three brokers selected as aforesaid by the Calculation Agent are quoting as mentioned in this sentence, the Federal Funds Rate with respect to such Interest Reset Date will be the Federal Funds Rate in effect on the day prior to such Federal Funds Rate Interest Determination Date (or, if the Initial Interest Rate is then in effect, the Federal Funds Rate will be the Initial Interest Rate and will not be adjusted by any Spread or Spread Multiplier).

PAYMENT OF PRINCIPAL AND INTEREST

     Payments of principal of (and premium, if any) and interest on all Book-Entry Notes will be payable in accordance with the procedures of the depositary and its Participants in effect from time to time as described under "Book-Entry Notes" above. Unless otherwise specified in the applicable Pricing Supplement, payments of principal of (and premium, if any) and interest on all Fixed Rate

Notes and Floating Rate Notes which are Certificated Notes will be made in the applicable Specified Currency. Notwithstanding the foregoing, payments of principal of (and premium, if any) and interest on Notes denominated in other than U.S. dollars will nevertheless be made in U.S. dollars (i) with respect to any Certificated Notes, at the option of the Holders thereof under the procedures described in the two following paragraphs and (ii) with respect to any Notes, at the option of the Company in the case of imposition of exchange controls or other circumstances beyond the control of the Company as described in the last paragraph under this heading. In the case of an Indexed Note, the amount of principal payable on such Note may be determined by reference to an index or formula described in the applicable Pricing Supplement.

     Unless otherwise specified in the applicable Pricing Supplement, and except as provided in the next paragraph, payments of principal (and premium, if any) and interest with respect to any Certificated Note denominated in other than U.S. dollars will be made in U.S. dollars if the registered Holder of such Note on the relevant Regular Record Date or at maturity, as the case may be, has transmitted a written request for such payment in U.S. dollars to the Trustee at its Corporate Trust Office in The City of New York on or prior to such Regular Record Date or the date 15 days prior to maturity, as the case may be. Such request may be in writing (mailed or hand delivered) or by telecopier. Any such request made with respect to any Certificated Note by a registered Holder will remain in effect with respect to any further payments of principal (and premium, if any) and interest with respect to such Note payable to such Holder, unless such request is revoked on or prior to the relevant Regular Record Date or the date 15 days prior to maturity, as the case may be. Holders of Certificated Notes denominated in other than U.S. dollars whose Notes are registered in the name of a broker or nominee should contact such broker or nominee to determine whether and how an election to receive payments in U.S. dollars may be made.

     Unless otherwise specified in the applicable Pricing Supplement, the U.S. dollar amount to be received by a Holder of a Note (including a Book-Entry Note) denominated in other than U.S. dollars who elects to receive payment in U.S. dollars will be based on the highest bid quotation in The City of New York received by the Exchange Rate Agent (as defined below) as of 11:00 A.M., New York City time, on the second Business Day next preceding the applicable payment date from three recognized foreign exchange dealers (one of which may be the Exchange Rate Agent) for the purchase by the quoting dealer of the Specified Currency for U.S. dollars for settlement on such payment date in the aggregate amount of the Specified Currency payable to all Holders of Notes electing to receive U.S. dollar payments and at which the applicable dealer commits to execute a contract. If three such bid quotations are not available on the second Business Day preceding the date of payment of principal (and premium, if any) or interest with respect to any Note, such payment will be made in the Specified Currency. All currency exchange costs associated with any payment in U.S. dollars on any such Note will be borne by the Holder thereof by deductions from such payment. Unless otherwise provided in the applicable Pricing Supplement, Goldman, Sachs & Co. will be the Exchange Rate Agent (the "Exchange Rate Agent") with respect to the Notes.

     Interest will be payable to the person in whose name a Note is registered at the close of business on the Regular Record Date next preceding each Interest Payment Date; provided, however, that interest payable at maturity will be payable to the person to whom principal shall be payable. The first payment of interest on any Note originally issued between a Regular Record Date and an Interest Payment Date will be made on the Interest Payment Date following the next succeeding Regular Record Date to the registered owner on such next succeeding Regular Record Date. Unless otherwise indicated in the applicable Pricing Supplement, the "Regular Record Date" with respect to any Floating Rate Note or Fixed Rate Note shall be the date 15 calendar days prior to each Interest Payment Date, whether or not such date shall be a Market or Business Day.

     Unless otherwise indicated in the applicable Pricing Supplement and except as provided below, interest will be payable, in the case of Floating Rate Notes which reset daily, on the dates specified in the applicable Pricing Supplement; in the case of Floating Rate Notes which reset weekly, on the third Wednesday of March, June, September and December of each year; in the case of Floating Rate Notes which reset monthly, on the third Wednesday of each month or on the third Wednesday of March, June, September and December of each year (as indicated in the applicable Pricing Supplement); in the case of Floating Rate Notes which reset quarterly, on the third Wednesday of March, June, September and December of each year; in the case of Floating Rate Notes which reset semi-annually, on the third Wednesday of the two months of each year specified in the applicable Pricing Supplement; and in the case of Floating Rate Notes which reset annually, on the third Wednesday of the month specified in the applicable Pricing Supplement (each an "Interest Payment Date"); and, in each case, at maturity.

     Payments of interest on any Fixed Rate Note or Floating Rate Note with respect to any Interest Payment Date or at maturity will include interest accrued to but excluding such Interest Payment Date and such maturity date, as the case may be.

     With respect to a Floating Rate Note, accrued interest from the date of issue or from the last date to which interest has been paid or duly provided for is calculated by multiplying the face amount of such Floating Rate Note by an accrued interest factor. Such accrued interest factor is computed by adding the interest factor calculated for each day from the date of issue, or from the last date to which interest has been paid or duly provided for, to but excluding the date for which accrued interest is being calculated. The interest factor (expressed as a decimal) for each such day is computed by dividing the interest rate (expressed as a decimal) applicable to such date by 360, in the case of Commercial Paper Rate Notes, Prime Rate Notes, LIBOR Notes, CD Rate Notes or Federal Funds Rate Notes, or by the actual number of days in the year, in the case of Treasury Rate Notes or CMT Rate Notes.

     Except as set forth above in the third paragraph under "Floating Rate Notes" or in the applicable Pricing Supplement, the interest rate with respect to a Floating Rate Note in effect on each day shall be (i) if such day is an Interest Reset Date, the interest rate determined with respect to such Interest Reset Date or (ii) if such day is not an Interest Reset Date, the interest rate determined with respect to the most recent Interest Reset Date.

     If any Interest Payment Date for any Fixed Rate Note would fall on a day that is not a Market Day, the interest payment shall be postponed to the next day that is a Market Day, and no interest on such payment shall accrue for the period from and after the Interest Payment Date. If the maturity date or any earlier redemption or repayment date of a Fixed Rate Note would fall on a day that is not a Market Day, the payment of principal, premium, if any, and interest otherwise due on such day will be made on the next succeeding Market Day, and no interest on such payment shall accrue for the period from and after such maturity. redemption or repayment date, as the case may be.

     If any Interest Payment Date for any Floating Rate Note (other than an Interest Payment Date which is the maturity date or earlier redemption or repayment date for such Note) would fall on a day that is not a Market Day with respect to such Floating Rate Note, such Interest Payment Date will be the following day that is a Market Day with respect to such Floating Rate Note, except that, in the case of a LIBOR Note, if such Market Day is in the next succeeding calendar month, such Interest Payment Date will be the immediately preceding day that is a Market Day with respect to such LIBOR Note (and interest shall accrue to, but excluding, such Interest Payment Date as rescheduled). If the maturity date or any earlier redemption or repayment date of a Floating Rate Note would fall on a day that is not a Market Day, the payment of principal, premium, if any, and interest otherwise due on such day will be made on the next succeeding Market Day, and no interest on such payment shall accrue for the period from and after such maturity, redemption or repayment date, as the case may be.

     Payment of the principal of (and premium, if any) and any interest due with respect to any Certificated Note at maturity to be made in U.S. dollars will be made in immediately available funds upon surrender of such Note at the Corporate Trust Office of the Trustee in the Borough of Manhattan, The City of New York, provided that the Certificated Note is presented to the Paying Agent in time for the Paying Agent to make such payments in such funds in accordance with its normal procedures. Payments of interest with respect to any Certificated Note to be made in U.S.

dollars other than at maturity will be made by check mailed to the address of the person entitled thereto as it appears in the Security Register or by wire transfer to such account as may have been appropriately designated by such person as provided in such Note.

     Unless otherwise specified in the applicable Pricing Supplement, payments of interest and principal (and premium, if any) with respect to any Certificated Note to be made in a Specified Currency other than U.S. dollars will be made by wire transfer of immediately available funds to such account with a bank located in the country issuing the Specified Currency (or, with respect to Certificated Notes denominated in ECU, to an ECU account) or other jurisdiction acceptable to the Company and the Trustee as shall have been designated at least five Business Days prior to the Interest Payment Date or Stated Maturity, as the case may be, by the registered Holder of such Note on the relevant Regular Record Date or maturity, provided that, in the case of payment of principal (and premium, if any) and any interest due at maturity, the Note is presented to the Paying Agent in time for the Paying Agent to make such payments in such funds in accordance with its normal procedures. Such designation shall be made by filing the appropriate information with the Trustee at its Corporate Trust Office in the Borough of Manhattan, The City of New York, and, unless revoked, any such designation made with respect to any Certificated Note by a registered Holder will remain in effect with respect to any further payments with respect to such Note payable to such Holder. If a payment with respect to any such Note cannot be made by wire transfer because the required designation has not been received by the Trustee on or before the requisite date or for any other reason, a notice will be mailed to the Holder at its registered address requesting a designation pursuant to which such wire transfer can be made and, upon the Trustee's receipt of such a designation, such payment will be made within five Business Days of such receipt. The Company will pay any administrative costs imposed by banks in connection with making payments by wire transfer, but any tax, assessment or governmental charge imposed upon payments will be borne by the Holders of the Certificated Notes in respect of which payments are made.

     If the principal of (and premium, if any) or interest on any Note is payable in other than U.S. dollars and such Specified Currency (other than ECUs) is not available due to the imposition of exchange controls or other circumstances beyond the control of the Company, the Company will be entitled to satisfy its obligations to the Holder of such Note by making such payment (including any such payment at maturity) in U.S. dollars on the basis of the most recently available Exchange Rate. If the principal of (and premium, if any) and interest on any Note is payable in ECUs, and the ECU is not available due to the imposition of exchange controls or other circumstances beyond the control of the Company or the ECU is used neither as the unit of account of the European Communities nor as the currency of the European Union, the Company will be entitled to satisfy its obligations to the Holder of such Note by making such payment (including any such payment at maturity) as described under "Foreign Currency Risks -- Notes Denominated in ECUs." Any payment made under such circumstances in such a manner will not constitute an Event of Default under any Note or the Indenture.

REDEMPTION AND REPAYMENT

     The Notes will not be subject to any sinking fund and, unless an initial date on which a Note may be redeemed by the Company (a "Redemption Commencement Date") or a date on which a Note may be repayable at the option of a holder thereof (a "Repayment Date") is specified in the applicable Pricing Supplement, will not be redeemable or repayable prior to their stated maturity. If a Redemption Commencement Date or Repayment Date is so specified with respect to any Note, the applicable Pricing Supplement will also specify one or more redemption or repayment prices (expressed as a percentage of the principal amount of such Note) ("Redemption Prices" or "Repayment Prices," respectively) and the redemption or repayment period or periods ("Redemption Periods" or "Repayment Periods," respectively) during which such Redemption Prices or Repayment Prices shall apply. Unless otherwise specified in the Pricing Supplement, any such Note shall be redeemable at the option of the Company or repayable at the option of the holder thereof (as specified in such Pricing Supplement) at any time on or after such specified Redemption Commencement Date or Repayment Date, as the case may be, at the specified Redemption Price or Repayment Price applicable to the Redemption Period or Repayment Period during which such Note is to be redeemed or repaid, together with interest accrued to the redemption or repayment date. With respect to the redemption of Global Securities, the Depositary advises that if less than all of the Notes with like tenor or terms are to be redeemed, the particular interests (in integral multiples of $1,000) in the Book-Entry Notes representing the Notes to be redeemed shall be selected by the Depository's impartial lottery procedures.

     In the event that the option of the holder to elect repayment described above is deemed to be a "tender offer" within the meaning of Rule 14e-1 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), the Company will comply with Rule 14e-1 as then in effect to the extent applicable.

                        RISKS RELATING TO INDEXED NOTES

     IN ADDITION TO POTENTIAL FOREIGN CURRENCY RISKS AS DESCRIBED BELOW UNDER "FOREIGN CURRENCY RISKS," AN INVESTMENT IN INDEXED NOTES PRESENTS CERTAIN SIGNIFICANT RISKS NOT ASSOCIATED WITH OTHER TYPES OF SECURITIES. CERTAIN RISKS ASSOCIATED WITH A PARTICULAR INDEXED NOTE MAY BE SET FORTH MORE FULLY IN THE APPLICABLE PRICING SUPPLEMENT. INDEXED NOTES MAY PRESENT A HIGH LEVEL OF RISK, AND INVESTORS IN CERTAIN INDEXED NOTES MAY LOSE THEIR ENTIRE INVESTMENT.

     The treatment of Indexed Notes for United States federal income tax purposes is often unclear due to the absence of any authority specifically addressing the issues presented by any particular Indexed Note. Accordingly, investors in Indexed Notes should, in general, be capable of independently evaluating the federal income tax consequences applicable in their particular circumstances of purchasing an Indexed Note.

LOSS OF PRINCIPAL OR INTEREST

     The principal amount of an Indexed Note payable at maturity, and/or the amount of interest payable on an interest payment date, will be determined by reference to one or more currencies (including baskets of currencies), one or more commodities (including baskets of commodities), one or more securities (including baskets of securities) and/or any other index (each an "Index"). The direction and magnitude of the change in the value of the relevant Index will determine either or both the principal amount of an Indexed Note payable at maturity or the amount of interest payable on an interest payment date. The terms of a particular Indexed Note may or may not include a guaranteed return of a percentage of the face amount at maturity or a minimum interest rate. Accordingly, the Holder of an Indexed Note may lose all or a portion of the principal invested in an Indexed Note and may receive no interest thereon.

VOLATILITY

     Certain Indices are highly volatile. The expected principal amount payable at maturity of, or the interest rate on, an Indexed Note based on a volatile Index may vary substantially from time to time. Because the principal amount payable at the maturity of, or interest payable on, an Indexed Note is generally calculated based on the value of the relevant Index on a specified date or over a limited period of time, volatility in the Index increases the risk that the return on the Indexed Notes may be adversely affected by a fluctuation in the level of the relevant Index.

     The volatility of an Index may be affected by political or economic events, including governmental actions, or by the activities of participants in the relevant markets, any of which could adversely affect the value of an Indexed Note.

AVAILABILITY AND COMPOSITION OF INDICES

     Certain Indices reference several different currencies, commodities, securities or other financial instruments. The compiler of such an Index typically reserves the right to alter the composition of the Index and the manner in which the value of the Index is calculated. Such an alteration may result in a decrease in the value of or return on an indexed Note which is linked to such Index.

     An Index may become unavailable due to such factors as war, natural disasters, cessation of publication of the Index, or suspension of or disruption in trading in the currency or currencies, commodity or commodities, security or securities or other financial instrument or instruments comprising or underlying such Index. If an Index becomes unavailable, the determination of principal of or interest on an Indexed Note may be delayed or an alternative method may be used to determine the value of the unavailable Index. Alternative methods of valuation are generally intended to produce a value similar to the value resulting from reference to the relevant Index. However, it is unlikely that such alternative methods of valuation will produce values identical to those which would be produced were the relevant Index to be used. An alternative method of valuation may result in a decrease in the value of or return on an Indexed Note.

     Certain Indexed Notes are linked to Indices which are not commonly utilized or have been recently developed. The lack of a trading history may make it difficult to anticipate the volatility or other risks to which such a Note is subject. In addition, there may be less trading in such Indices or instruments underlying such Indices, which could increase the volatility of such Indices and decrease the value of or return on Indexed Notes relating thereto.

                             FOREIGN CURRENCY RISKS

GENERAL

     THIS PROSPECTUS SUPPLEMENT AND THE APPLICABLE PRICING SUPPLEMENT DO NOT DESCRIBE ALL THE RISKS OF AN INVESTMENT IN THE NOTES DENOMINATED IN OTHER THAN U.S. DOLLARS. PROSPECTIVE INVESTORS SHOULD CONSULT THEIR OWN FINANCIAL AND LEGAL ADVISORS AS TO THE RISKS ENTAILED BY AN INVESTMENT IN THE NOTES DENOMINATED IN A CURRENCY (INCLUDING ANY COMPOSITE CURRENCY) OTHER THAN U.S. DOLLARS. SUCH NOTES ARE NOT AN APPROPRIATE INVESTMENT FOR INVESTORS WHO ARE UNSOPHISTICATED WITH RESPECT TO FOREIGN CURRENCY TRANSACTIONS.

     THE INFORMATION SET FORTH IN THIS PROSPECTUS SUPPLEMENT IS DIRECTED TO PROSPECTIVE PURCHASERS WHO ARE UNITED STATES RESIDENTS, AND THE COMPANY DISCLAIMS ANY RESPONSIBILITY TO ADVISE PROSPECTIVE PURCHASERS WHO ARE RESIDENTS OF COUNTRIES OTHER THAN THE UNITED STATES WITH RESPECT TO ANY MATTERS THAT MAY AFFECT THE PURCHASE, HOLDING OR RECEIPT OF PAYMENTS OF PRINCIPAL OF (AND PREMIUM, IT ANY) AND INTEREST ON THE NOTES. SUCH PERSONS SHOULD CONSULT THEIR OWN FINANCIAL AND LEGAL ADVISORS WITH REGARD TO SUCH MATTERS.

     The information set forth below is by necessity incomplete and prospective purchasers of Foreign Currency Notes should consult their own financial and legal advisors with respect to any matters that may affect the purchase or holding of a Foreign Currency Note in a Specified Currency (as defined below).

  EXCHANGE RATES AND EXCHANGE CONTROLS

     An investment in Notes that are denominated in other than U.S. dollars entails significant risks that are not associated with a similar investment in a security denominated in U.S. dollars. Such risks include, without limitation, the possibility of significant changes in rates of exchange between the U.S. dollar and the various foreign currencies or composite currencies and the possibility of the imposition or modification of foreign exchange controls by either the U.S. or foreign governments. Such risks generally depend on factors over which the Company has no control, such as economic and political events and the supply of and demand for the relevant currencies. In recent years, rates of exchange between the U.S. dollar and certain foreign currencies have been highly volatile and such volatility may be expected in the future. Fluctuations in any particular exchange rate that have occurred in the past are not necessarily indicative, however, of fluctuations in the rate that may occur during the term of any Note. Depreciation of the Specified Currency in which a
Note is denominated against the U.S. dollar could result in a decrease in the effective yield of such Note and, in certain circumstances, could result in a loss to the investor on a U.S. dollar basis.

     Governments have imposed from time to time and may in the future impose exchange controls which could affect exchange rates as well as the availability of the Specified Currency at a Note's maturity or on any other payment date in respect thereof. Even if there are no actual exchange controls, it is possible that the Specified Currency for any particular Note would not be available on any one or more days on which payment is due in respect of such Note. In that event, the Company will be entitled to make all payments due in respect of such Note on any such payment date (including maturity) in U.S. dollars on the basis of the most recently available Exchange Rate. See "Description of Notes -- Payment of Principal and Interest" above.

     Unless otherwise indicated in the applicable Pricing Supplement, payments on Notes made in a Specified Currency other than U.S. dollars may be made, at the Company's option, from an account with a bank located in the country issuing the Specified Currency (or, with respect to Notes denominated in ECUs, from an ECU account). See "Description of Notes -- Payment of Principal and Interest."

     Except as otherwise indicated in the applicable Pricing Supplement or as permitted by applicable law, Notes denominated in other than U.S. dollars or ECUs will not be sold in, or to residents of, the country issuing the Specified Currency in which particular Notes are denominated.

  GOVERNING LAW AND JUDGMENTS

     The Indenture and the Notes will be governed by and construed in accordance with the laws of the State of New York. A judgment for money in an action based on a Note denominated in a foreign currency or currency unit in a federal or state court in the United States ordinarily would be enforced in the United States only in United States dollars. The date used to determine the rate of conversion of the currency or currency unit in which any particular Note is denominated into United States dollars will depend upon various factors, including which court renders the judgment. Under Section 27 of the New York Judiciary Law, a state court in the State of New York rendering a judgment on a Note denominated in a foreign currency would be required to render such judgment in the specified currency, and such judgment would be converted into United States dollars at the exchange rate prevailing on the date of entry of the judgment.

NOTES DENOMINATED IN ECUS

  VALUE OF THE ECU

     Except as otherwise provided below, the value of the ECU for the purpose of any Notes denominated in ECUs, as referred to in Article 109G and 109L.4 of the Treaty establishing the European Community, as amended (the "EC Treaty"), is equal to the value of the ECU that is at present used as the unit of account of the European Communities and which is from time to time valued on the basis of specified amounts of the currencies of the member states of the European Community as shown below.

     Pursuant to Council Regulation (EEC) No. 1971/89 of 19th June, 1989, the ECU is at present defined as the sum of the following components:

0.6242 German mark                            0.130 Luxembourg franc
0.08784 Pound sterling                        0.1976 Danish krone
1.332 French Francs                           0.008552 Irish Pound
1.8 Italian Lire                              1.440 Greek drachmas
0.2198 Dutch guilder                          6.885 Spanish pesetas
3.301 Belgian francs                          1.393 Portuguese escudos

     Article 109G of the EC Treaty, as amended by the Treaty on European Union, is applicable from November 1, 1993. This Article provides: "The currency composition of the ECU shall not be changed. From the start of the third stage, the value of the ECU shall be irrevocably fixed in accordance with Article 109L.4." Changes as to the nature or composition of the ECU may be made by the European Community in conformity with the provisions of the EC Treaty. References herein to the ECU shall be deemed to be references to the ECU as so changed.

  CHOICE OF COMPONENT CURRENCIES FOR FUTURE PAYMENTS

     With respect to any payment date in respect of Notes denominated in ECUs on which the ECU is not available due to the imposition of exchange controls or other circumstances beyond the control of the Company or the ECU is used neither as the unit of account of the European Communities nor as the currency of the European Union, the Exchange Rate Agent shall, without liability on its part, choose a component currency of the ECU (the "chosen currency") in which all payments due on that payment date with respect to such Notes shall be made. Notice of the chosen currency selected by the Exchange Rate Agent shall, where practicable, be given to Holders of Notes as set forth above under "Description of Notes -- Notices." The amount of each payment in the chosen currency shall be computed on the basis of the equivalent of the ECU in that currency, determined as set forth herein as of the fourth Business Day prior to the date on which such payment is due.

  CHOICE OF COMPONENT CURRENCY FOR PAYMENTS ALREADY DUE

     On the first Business Day on which the ECU is not available due to the imposition of exchange controls or other circumstances beyond the control of the Company or the ECU is used neither as the unit of account of the European Communities nor as the currency of the European Union, the Exchange Rate Agent shall, without liability on its part, choose a component currency of the ECU (the "chosen currency") in which all payments of principal, interest or other amounts in respect of Notes denominated in ECU having a payment date prior thereto but not yet presented for payment are to be made. The amount of each payment in the chosen currency shall be computed on the basis of the equivalent of the ECU in that currency, determined as set forth herein as of such first Business Day.

  DETERMINATION OF EQUIVALENT IN COMPONENT CURRENCY

     The equivalent of the ECU in the relevant chosen currency as of any date (the "Day of Valuation") shall be determined on the following basis by the Exchange Rate Agent. The component currencies of the ECU for this purpose (the "Components") shall be the currency amounts which were components of the ECU when the ECU was most recently used as the unit of account of the European Communities. The equivalent of the ECU in the chosen currency shall be calculated by first aggregating the U.S. dollar equivalents of the Components and then, using the rate used for determining the U.S. dollar equivalent of the Component in the chosen currency as set forth below, calculating the equivalent in the chosen currency of such aggregate amount in U.S. dollars.

  U.S. DOLLAR EQUIVALENT OF COMPONENT CURRENCIES

     The U.S. dollar equivalent of each of the Components shall be determined by the Exchange Rate Agent, on the basis of the middle spot delivery quotations prevailing at 2.30 p.m. (Luxembourg time) on the Day of Valuation of one or more leading banks, as selected by the Exchange Rate Agent (following consultation, if practicable, with the Company), in the country of issue of the Component in question.

  NO DIRECT QUOTATION FOR COMPONENT CURRENCY

     If no direct quotations are available for a Component as of a Day of Valuation from any of the banks selected by the Exchange Rate Agent for this purpose because foreign exchange markets are closed in the country of issue of that currency or for any other reason, the most recent direct quotations for that currency obtained by the Exchange Rate Agent shall be used in computing the equivalents of the ECU on such Day of Valuation; provided, however, that such most recent quotations may be used only if they were prevailing in the country of issue not more than two Business Days before such Day of Valuation. Beyond such period of two Business Days, the Exchange Rate Agent shall determine the U.S. dollar equivalent of such Component on the basis of cross rates derived from the middle spot delivery quotations for such component currency and for the U.S. dollar prevailing at 2.30 p.m. (Luxembourg time) on such Day of Valuation of one or more leading banks, as selected by the Exchange Rate Agent (following consultation, if practicable, with the Company), in a country other than the country of issue of such Component. Within such period of two Business Days, the Exchange Rate Agent shall determine the U.S. dollar equivalent of such Component on the basis of such cross rates if the Exchange Rate Agent judges that the equivalent so calculated is more representative than the U.S. dollar equivalent calculated on the basis of such most recent direct quotations. Unless otherwise specified by the Exchange Rate Agent, if there is more than one market for dealing in any Component by reason of foreign exchange regulations or for any other reason, the market to be referred to in respect of such currency shall be that upon which a non-resident issuer of securities denominated in such currency would purchase such currency in order to make payments in respect of such securities.

EXCHANGE RATE AGENT

     All determinations made by the Exchange Rate Agent shall be at its sole discretion (except to the extent expressly provided herein or in the applicable Pricing Supplement that any determination is subject to approval by the Company) and, in the absence of manifest error, shall be conclusive for all purposes and binding on Holders of the Notes and the Company, and the Exchange Rate Agent shall have no liability therefor.

                             UNITED STATES TAXATION

     The following summary of the principal United States federal income tax consequences of the ownership of Notes deals only with Notes held as capital assets by initial purchasers, and not with Notes held by special classes of investors, such as dealers in securities or currencies, banks, tax-exempt organizations, life insurance companies, investors that hold Notes that are a hedge or that are hedged against currency risks or that are part of a straddle or conversion transaction, or investors whose functional currency is not the U.S. dollar. Moreover, the summary deals only with Notes that are due to mature 30 years or less from the date on which they are issued. The United States federal income tax consequences of ownership of Notes that are due to mature more than 30 years from their date of issue will be discussed in the applicable Pricing Supplement.

     This summary is based on the Internal Revenue Code of 1986, as amended (the "Code"), its legislative history, existing and proposed regulations thereunder, published rulings and court decisions, all as currently in effect and all subject to change at any time, perhaps with retroactive effect. Prospective purchasers of Notes should consult their own tax advisors concerning the consequences. in their particular circumstances, under the Code and the laws of any other taxing jurisdiction, of the ownership of Notes.

UNITED STATES HOLDERS

  PAYMENTS OF INTEREST

     Interest on a Note, whether payable in U.S. dollars or a currency, composite currency or basket of currencies other than U.S. dollars (a "foreign currency"), other than interest on a "Discount Note" that is not "qualified stated interest" (each as defined below under "Original Issue
Discount -- General"), will be taxable to a United States Holder as ordinary income at the time it is received or accrued, depending on the United States Holder's method of accounting for tax purposes. A United States Holder is a beneficial owner who or that is (i) a citizen or resident of the United States,
(ii) a domestic corporation or (iii) otherwise subject to United States federal income taxation on a net income basis in respect of a Note.

     If an interest payment is denominated in, or determined by reference to, a foreign currency, the amount of income recognized by a cash basis United States Holder will be the U.S. dollar value of the interest payment, based on the exchange rate in effect on the date of receipt, regardless of whether the payment is in fact converted into U.S. dollars.

     An accrual basis United States Holder may determine the amount of income recognized with respect to an interest payment denominated in, or determined by reference to, a foreign currency in accordance with either of two methods. Under the first method, the amount of income accrued will be based on the average exchange rate in effect during the interest accrual period (or, with respect to an accrual period that spans two taxable years, the part of the period within the taxable year). Upon receipt of the interest payment (including a payment attributable to accrued but unpaid interest upon the sale or retirement of a
Note) denominated in, or determined by reference to, a foreign currency, the United States Holder will recognize ordinary income or loss measured by the difference between the average exchange rate used to accrue interest income and the exchange rate in effect on the date of receipt, regardless of whether the payment is in fact converted into U.S. dollars.

     Under the second method, the United States Holder may elect to determine the amount of income accrued on the basis of the exchange rate in effect on the last day of the accrual period (or, in the case of an accrual period that spans two taxable years, the exchange rate in effect on the last day of the part of the period within the taxable year). Additionally, if a payment of interest is actually received within five business days of the last day of the accrual period or taxable year, an electing accrual basis United States Holder may instead translate such accrued interest into U.S. dollars at the exchange rate in effect on the day of actual receipt. Any such election will apply to all debt instruments held by the United States Holder at the beginning of the first taxable year to which the election applies or thereafter acquired by the United States Holder, and will be irrevocable without the consent of the Internal Revenue Service (the "Service").

  ORIGINAL ISSUE DISCOUNT

     General. A Note, other than a Note with a term of one year or less (a "short-term Note"), will be treated as issued at an original issue discount (a "Discount Note") if the excess of the Note's "stated redemption price at maturity" over its issue price is more than a "de minimis amount" (as defined below). Generally, the issue price of a Note will be the first price at which a substantial amount of Notes included in the issue of which the Note is a part is sold to other than bond houses, brokers, or similar persons or organizations acting in the capacity of underwriters, placement agents, or wholesalers. The stated redemption price at maturity of a Note is the total of all payments provided by the Note that are not payments of "qualified stated interest." A qualified stated interest payment is generally any one of a series of stated interest payments on a Note that are unconditionally payable at least annually at a single fixed rate (with certain exceptions for lower rates paid during some periods) applied to the outstanding principal amount of the Note. Special rules for "Variable Rate Notes" (as defined below under "Original Issue Discount -- Variable Rate Notes") are described below under "Original Issue Discount -- Variable Rate Notes."

     In general, if the excess of a Note's stated redemption price at maturity over its issue price is less than 1/4 of 1 percent of the Note's stated redemption price at maturity multiplied by the number of complete years to its maturity (the "de minimis amount"), then such excess, if any, constitutes "de minimis original issue discount" and the Note is not a Discount Note. Unless the election described below under "Election to Treat All Interest as Original Issue Discount" is made, a United States Holder of a Note with de minimis original issue discount must include such de minimis original issue discount in income as stated principal payments on the Note are made. The includible amount with respect to each such payment will equal the product of the total amount of the Note's de minimis original issue discount and a fraction, the numerator of which is the amount of the principal payment made and the denominator of which is the stated principal amount of the Note.

     United States Holders of Discount Notes having a maturity of more than one year from their date of issue must include original issue discount ("OID") in income calculated on a constant-yield method before the receipt of cash attributable to such income, and generally will have to include in income increasingly greater amounts of OID over the life of the Note. The amount of OID includible in income by a United States Holder of a Discount Note is the sum of the daily portions of OID with respect to the Discount Note for each day during the taxable year or portion of the taxable year on which the United States Holder holds such Discount Note ("accrued OID"). The daily portion is determined by allocating to each day in any "accrual period" a pro rata portion of the OID allocable to that accrual period. Accrual periods with respect to a Note may be of any length selected by the United States Holder and may vary in length over the term of the Note as long as (i) no accrual period is longer than one year and (ii) each scheduled payment of interest or principal on the Note occurs on either the final or first day of an accrual period. The amount of OID allocable to an accrual period equals the excess of (a) the product of the Discount Note's adjusted issue price at the beginning of the accrual period and such Note's yield to maturity (determined on the basis of compounding at the close of each accrual period and properly adjusted for the length of the accrual period) over
(b) the sum of the payments of qualified stated interest on the Note allocable to the accrual period. The "adjusted issue price" of a Discount Note at the beginning of any accrual period is the issue price of the Note increased by (x) the amount of accrued OID for each prior accrual period and decreased by (y) the amount of any payments previously made on the Note that were not qualified stated interest payments. For purposes of determining the amount of OID allocable to an accrual period, if an interval between payments of qualified stated interest on the Note contains more than one accrual period, the amount of qualified stated interest payable at the end of the interval (including any qualified stated interest that is payable on the first day of the accrual period immediately following the interval) is allocated pro rata on the basis of relative lengths to each accrual period in the interval, and the adjusted issue price at the beginning of each accrual period in the interval must be increased by the amount of any qualified stated interest that has accrued prior to the first day of the accrual period but that is not payable until the end of the interval. The amount of OID allocable to an initial short accrual period may be computed using any reasonable method if all other accrual periods other than a final short accrual period are of equal length. The amount of OID allocable to the final accrual period is the difference between (x) the amount payable at the maturity of the Note (other than any payment of qualified stated interest) and
(y) the Note's adjusted issue price as of the beginning of the final accrual period.

     Acquisition Premium. A United States Holder that purchases a Note for an amount less than or equal to the sum of all amounts payable on the Note after the purchase date, other than payments of qualified stated interest, but in excess of its adjusted issue price (as determined above under "Original Issue Discount -- General") (any such excess being "acquisition premium") and that does not make the election described below under "Election to Treat All Interest as Original Issue Discount" is permitted to reduce the daily portions of OID by a fraction, the numerator of which is the excess of the United States Holder's adjusted basis in the Note immediately after its purchase over the adjusted issue price of the Note, and the denominator of which is the excess of the sum of all amounts payable on the Note after the purchase date, other than payments of qualified stated interest, over the Note's adjusted issue price.

     Market Discount. A Note, other than a short-term Note, will be treated as purchased at a market discount (a "Market Discount Note") if (i) the amount for which a United States Holder purchased the Note is less than the Note's issue price (as determined above under "Original Issue Discount -- General") and (ii) the Note's stated redemption price at maturity or, in the case of a Discount Note, the Note's "revised issue price," exceeds the amount for which the United States Holder purchased the Note by at least 1/4 of 1 percent of such Note's stated redemption price at maturity or revised issue price, respectively, multiplied by the number of complete years to the Note's maturity. If such excess is not sufficient to cause the Note to be a Market Discount Note, then such excess constitutes "de minimis market discount" and such Note is not subject to the rules discussed in the following paragraphs. The Code provides that, for these purposes, the "revised issue price" of a Note generally equals its issue price, increased by the amount of any OID that has accrued on the Note.

     Any gain recognized on the maturity or disposition of a Market Discount Note will be treated as ordinary income to the extent that such gain does not exceed the accrued market discount on such Note. Alternatively, a United States Holder of a Market Discount Note may elect to include market discount in income currently over the life of the Note. Such an election shall apply to all debt instruments with market discount acquired by the electing United States Holder on or after the first day of the first taxable year to which the election applies. This election may not be revoked without the consent of the Service.

     Market discount on a Market Discount Note will accrue on a straight-line basis unless the United States Holder elects to accrue such market discount on a constant-yield method. Such an election shall apply only to the Note with respect to which it is made and may not be revoked without the consent of the Service. A United States Holder of a Market Discount Note that does not elect to include market discount in income currently generally will be required to defer deductions for interest on borrowings allocable to such Note in an amount not exceeding the accrued market discount on such Note until the maturity or disposition of such Note.

     Pre-Issuance Accrued Interest. If (i) a portion of the initial purchase price of a Note is attributable to pre-issuance accrued interest, (ii) the first stated interest payment on the Note is to be made within one year of the Note's issue date and (iii) the payment will equal or exceed the amount of preissuance accrued interest, then the United States Holder may elect to decrease the issue price of the Note by the amount of pre-issuance accrued interest. In that event, a portion of the first stated interest payment will be treated as a return of the excluded pre-issuance accrued interest and not as an amount payable on the Note.

     Notes Subject to Contingencies Including Optional Redemption. In general, if a Note provides for an alternative payment schedule or schedules applicable upon the occurrence of a contingency or contingencies and the timing and amounts of the payments that comprise each payment schedule are known as of the issue date, the yield and maturity of the Note are determined by assuming that the payments will be made according to the Note's stated payment schedule. If, however, based on all the facts and circumstances as of the issue date, it is more likely than not that the Note's stated payment schedule will not occur, then, in general, the yield and maturity of the Note are computed based on the payment schedule most likely to occur. The Company's determination of the applicable payment schedule is binding on all holders of a Note unless such holder explicitly discloses to the Service that its determination differs from that of the Company.

     Notwithstanding the general rules for determining yield and maturity in the case of Notes subject to contingencies, if the Company has an unconditional option or options to redeem a Note, or the holder has an unconditional option or options to cause a Note to be repurchased, prior to the

Note's stated maturity, then (i) in the case of an option or options of the Company, the Company will be deemed to exercise or not exercise an option or combination of options in the manner that minimizes the yield on the Note and
(ii) in the case of an option or options of the holder, the holder will be deemed to exercise or not exercise an option or combination of options in the manner that maximizes the yield on the Note. For purposes of those calculations, the yield on the Note is determined by using (i) any date on which the Note may be redeemed or repurchased as the maturity date and (ii) the amount payable on such date in accordance with the terms of the Note as the principal amount payable at maturity.

     If a contingency (including the exercise of an option) actually occurs or does not occur contrary to an assumption made according to the above rules (a "change in circumstances") then, except to the extent that a portion of the Note is repaid as a result of a change in circumstances and solely for purposes of the accrual of OID, the yield and maturity of the Note are redetermined by treating the Note as reissued on the date of the change in circumstances for an amount equal to the Note's adjusted issue price on that date.

     Election to Treat All Interest as Original Issue Discount. A United States Holder may elect to include in gross income all interest that accrues on a Note using the constant-yield method described above under the heading "Original Issue Discount -- General," with the modifications described below. For purposes of this election, interest includes stated interest, OID, de minimis original issue discount, market discount, de minimis market discount and unstated interest, as adjusted by any amortizable bond premium (described below under "Notes Purchased at a Premium") or acquisition premium.

     In applying the constant-yield method to a Note with respect to which this election has been made, the issue price of the Note will equal its cost to the electing United States Holder, the issue date of the Note will be the date of its acquisition by the electing United States Holder, and no payments on the Note will be treated as payments of qualified stated interest. This election will generally apply only to the Note with respect to which it is made and may not be revoked without the consent of the Service. If this election is made with respect to a Note with amortizable bond premium, then the electing United States Holder will be deemed to have elected to apply amortizable bond premium against interest with respect to all debt instruments with amortizable bond premium (other than debt instruments the interest on which is excludible from gross income) held by the electing United States Holder as of the beginning of the taxable year in which the Note with respect to which the election is made is acquired or thereafter acquired. The deemed election with respect to amortizable bond premium may not be revoked without the consent of the Service.

     If the election to apply the constant-yield method to all interest on a
Note is made with respect to a Market Discount Note, then the electing United States Holder will be treated as having made the election discussed above under "Original Issue Discount -- Market Discount" to include market discount in income currently over the life of all debt instruments held or thereafter acquired by such United States Holder.

     Variable Rate Notes. A "Variable Rate Note" is a Note that: (i) has an issue price that does not exceed the total noncontingent principal payments by more than the lesser of (1) the product of (x) the total noncontingent principal payments, (y) the number of complete years to maturity from the issue date and
(z) .015, or (2) 15 percent of the total noncontingent principal payments, and
(ii) provides for stated interest compounded or paid at least annually at (1) one or more "qualified floating rates," (2) a single fixed rate and one or more qualified floating rates, (3) a single "objective rate" or (4) a single fixed rate and a single objective rate that is a "qualified inverse floating rate."

     A qualified floating rate or objective rate in effect at any time during the term of the instrument must be set at a "current value" of that rate. A "current value" of a rate is the value of the rate on any day that is no earlier than 3 months prior to the first day on which that value is in effect and no later than 1 year following that first day.

     A variable rate is a "qualified floating rate" if (i) variations in the value of the rate can reasonably be expected to measure contemporaneous variations in the cost of newly borrowed funds in the currency in which the Note is denominated or (ii) it is equal to the product of such a rate and either (a) a fixed multiple that is greater than zero but not more than 1.35, or (b) a fixed multiple greater than zero but not more than 1.35, increased or decreased by a fixed rate. If a Note provides for two or more qualified floating rates that (i) are within .25 percent of each other on the issue date or (ii) can reasonably be expected to have approximately the same values throughout the term of the Notes, the qualified floating rates together constitute a single qualified floating rate. A rate is not a qualified floating rate, however, if the rate is subject to certain restrictions (including caps, floors, governors, or other similar restrictions) unless such restrictions are fixed throughout the term of the Note or are not reasonably expected to affect the yield on the Note significantly.

     An "objective rate" is a rate, other than a qualified floating rate, that is determined using a single, fixed formula and that is based on (i) one or more qualified floating rates, (ii) one or more rates each of which would be a qualified floating rate for a debt instrument denominated in a currency other than the currency in which the debt instrument is denominated, (iii) the yield or changes in the price of one or more actively traded items of personal property other than stock or debt of the issuer or a related party, or (iv) a combination of the rates described in clauses (i)-(iii) above. A variable rate is not an objective rate, however, if it is reasonably expected, as of the Note's issue date, that the average value of the rate during the first half of the Note's term will be either significantly less than or significantly greater than the average value of the rate during the final half of the Note's term. An objective rate is a "qualified inverse floating rate" if (i) the rate is equal to a fixed rate minus a qualified floating rate and (ii) the variations in the rate can reasonably be expected to inversely reflect contemporaneous variations in the cost of newly borrowed funds.

     If interest on a Note is stated at a fixed rate for an initial period of less than one year followed by either a qualified floating rate or an objective rate for a subsequent period and (i) the fixed rate and the qualified floating rate or objective rate have values on the issue date of the Note that do not differ by more than .25 percent or (ii) the value of the qualified floating rate or objective rate is intended to approximate the fixed rate, the fixed rate and the qualified floating rate or the objective rate constitute a single qualified floating rate or objective rate.

     Under these rules, Commercial Paper Rate Notes, Prime Rate Notes, LIBOR Notes, Treasury Rate Notes, CMT Rate Notes, CD Rate Notes, and Federal Funds Rate Notes will generally be treated as Variable Rate Notes.

     In general, if a Variable Rate Note provides for stated interest at a single qualified floating rate or objective rate, all stated interest on the
Note is qualified stated interest and the amount of OID, if any, is determined by using, in the case of a qualified floating rate or qualified inverse floating rate, the value as of the issue date of the qualified floating rate or qualified inverse floating rate, or, in the case of any other objective rate, a fixed rate that reflects the yield reasonably expected for the Note.

     If a Variable Rate Note does not provide for stated interest at a single qualified floating rate or a single objective rate, and also does not provide for interest payable at a fixed rate (other than at an initial fixed rate described in the third preceding paragraph), the amount of interest and OID accruals on the Note are generally determined by (i) determining a fixed rate substitute for each variable rate provided under the Variable Rate Note (generally, the value of each variable rate as of the issue date or, in the case of an objective rate that is not a qualified inverse floating rate, a rate that reflects the reasonably expected yield on the Note), (ii) constructing the equivalent fixed rate debt instrument (using the fixed rate substitutes described above), (iii) determining the amount of qualified stated interest and OID with respect to the equivalent fixed rate debt instrument, and (iv) making the appropriate adjustments for actual variable rates during the applicable accrual period.

     If a Variable Rate Note provides for stated interest either at one or more qualified floating rates or at a qualified inverse floating rate, and in addition provides for stated interest at a single fixed rate

(other than at an initial fixed rate described in the fourth preceding paragraph), the amount of interest and OID accruals are determined as in the immediately preceding paragraph with the modification that the Variable Rate
Note is treated, for purposes of the first three steps of the determination, as if it provided for a qualified floating rate (or a qualified inverse floating rate, as the case may be) rather than the fixed rate. The qualified floating rate (or qualified inverse floating rate) replacing the fixed rate must be such that the fair market value of the Variable Rate Note as of the issue date would be approximately the same as the fair market value of an otherwise identical debt instrument that provides for the qualified floating rate (or qualified inverse floating rate) rather than the fixed rate.

     Short-Term Notes. In general, an individual or other cash basis United States Holder of a short-term Note is not required to accrue OID (as specially defined below for the purposes of this paragraph) for United States federal income tax purposes unless it elects to do so (but may be required to include any stated interest in income as the interest is received). Accrual basis United States Holders and certain other United States Holders, including banks, regulated investment companies, dealers in securities, common trust funds, United States Holders who hold Notes as part of certain identified hedging transactions, certain pass-through entities and cash basis United States Holders who so elect, are required to accrue OID on short-term Notes on either a straight-line basis or under the constant-yield method (based on daily compounding), at the election of the United States Holder. In the case of a United States Holder not required and not electing to include OID in income currently, any gain realized on the sale or retirement of the short-term Note will be ordinary income to the extent of the OID accrued on a straight-line basis (unless an election is made to accrue the OID under the constant-yield method) through the date of sale or retirement. United States Holders who are not required and do not elect to accrue OID on short-term Notes will be required to defer deductions for interest on borrowings allocable to short-term Notes in an amount not exceeding the deferred income until the deferred income is realized.

     For purposes of determining the amount of OID subject to these rules, all interest payments on a short-term Note, including stated interest, are included in the short-term Note's stated redemption price at maturity.

     Foreign Currency Discount Notes. OID for any accrual period on a Discount Note that is denominated in, or determined by reference to, a foreign currency will be determined in the foreign currency and then translated into U.S. dollars in the same manner as stated interest accrued by an accrual basis United States Holder, as described above under "Payments of Interest." Upon receipt of an amount attributable to OID (whether in connection with a payment of interest or the sale or retirement of a Note), a United States Holder may recognize ordinary income or loss.

  NOTES PURCHASED AT A PREMIUM

     A United States Holder that purchases a Note for an amount in excess of its principal amount may elect to treat such excess as "amortizable bond premium," in which case the amount required to be included in the United States Holder's income each year with respect to interest on the Note will be reduced by the amount of amortizable bond premium allocable (based on the Note's yield to maturity) to such year. In the case of a Note that is denominated in, or determined by reference to, a foreign currency, amortizable bond premium will be computed in units of foreign currency, and amortizable bond premium will reduce interest income in units of the foreign currency. At the time amortized bond premium offsets interest income, exchange gain or loss (taxable as ordinary income or loss) is realized measured by the difference between exchange rates at that time and at the time of the acquisition of the Note. Any election to amortize bond premium shall apply to all bonds (other than bonds the interest on which is excludible from gross income) held by the United States Holder at the beginning of the first taxable year to which the election applies or thereafter acquired by the United States Holder, and is irrevocable without the consent of the Service. See also "Original Issue Discount - Election to Treat All Interest as Original Issue Discount."

  PURCHASE, SALE AND RETIREMENT OF THE NOTES

     A United States Holder's tax basis in a Note will generally be its U.S. dollar cost, increased by the amount of any OID or market discount included in the United States Holder's income with respect to the Note and the amount, if any, of income attributable to de minimis original issue discount and de minimis market discount included in the United States Holder's income with respect to the Note, and reduced by (i) the amount of any payments that are not qualified stated interest payments, and (ii) the amount of any amortizable bond premium applied to reduce interest on the Note. The U.S. dollar cost of a Note purchased with a foreign currency will generally be the U.S. dollar value of the purchase price on the date of purchase or, in the case of Notes traded on an "established securities market," as defined in the applicable Treasury Regulations, that are purchased by a cash basis United States Holder (or an accrual basis United States Holder that so elects), on the settlement date of the purchase.

     A United States Holder will generally recognize gain or loss on the sale or retirement of a Note equal to the difference between the amount realized on the sale or retirement and the tax basis of the Note. The amount realized on a sale or retirement for an amount in foreign currency will be the U.S. dollar value of such amount on the date of sale or retirement or, in the case of Notes traded on an established securities market sold by a cash basis United States Holder (or an accrual basis United States Holder that so elects), on the settlement date of the sale. Except to the extent described above under "Original Issue
Discount -- Short-Term Notes" or "Original Issue Discount -- Market Discount" or described in the next succeeding paragraph or attributable to accrued but unpaid interest, gain or loss recognized on the sale or retirement of a Note will be capital gain or loss and will be long-term capital gain or loss if the Note was held for more than one year.

     Gain or loss recognized by a United States Holder on the sale or retirement of a Note that is attributable to changes in exchange rates will be treated as ordinary income or loss. However, exchange rate gain or loss is taken into account only to the extent of total gain or loss realized on the transaction.

  EXCHANGE OF AMOUNTS IN OTHER THAN U.S. DOLLARS

     Foreign currency received as interest on a Note or on the sale or retirement of a Note will have a tax basis equal to its U.S. dollar value at the time such interest is received or at the time of such sale or retirement. Foreign currency that is purchased will generally have a tax basis equal to the U.S. dollar value of the foreign currency on the date of purchase. Any gain or loss recognized on a sale or other disposition of a foreign currency (including its use to purchase Notes or upon exchange for U.S. dollars) will be ordinary income or loss.

  INDEXED NOTES

     The applicable Pricing Supplement will contain a discussion of any special United States federal income tax rules with respect to Indexed Notes that are not subject to the rules governing Variable Rate Notes.

  UNITED STATES ALIEN HOLDERS

     For purposes of this discussion, a "United States Alien Holder" is any holder who or that is (i) a nonresident alien individual or (ii) a foreign corporation, partnership, estate or trust, in either case not subject to United States federal income tax on a net income basis in respect of a Note. Under present United States federal income and estate tax law and subject to the discussion of backup withholding below:

          (i) payments of principal, premium and interest (including OID) by the Company or any of its paying agents to any holder of a Note who or which is a United States Alien Holder will not be subject to United States federal withholding tax if, in the case of interest or OID, (a) the beneficial owner of the Note does not actually or constructively own 10% or more of the voting stock of the Company, (b) the beneficial owner of the
     Note is not a controlled foreign corporation that is related to the Company through stock ownership, (c) either (A) the beneficial owner of the Note certifies to the Company or its agent, under penalties of perjury, that it is not a United States Holder and provides its name and address or (B) a securities clearing organization, bank or other financial institution that holds customers' securities in the ordinary course of its trade or business (a "financial institution") and holds the Note on behalf of the beneficial owner certifies to the Company or its agent under penalties of perjury that such statement has been received from the beneficial owner by it or by a financial institution between it and the beneficial owner and furnishes the payor with a copy thereof, and (d) the Note is not subject to the rules of
     Section 871(h)(4) of the Code dealing with payments contingent upon certain factors relating to the Company or a person related to the Company;

          (ii) a United States Alien Holder of a Note will not be subject to United States federal withholding tax on any gain realized on the sale or exchange of a Note; and

          (iii) a Note held by an individual who at death is not a citizen or resident of the United States will not be includible in the individual's gross estate for purposes of the United States federal estate tax as a result of the individual's death if (a) the individual did not actually or constructively own 10% or more of the voting stock of the Company, and (b) the income on the Note would not have been effectively connected with a United States trade or business of the individual at the individual's death, provided that if the Note is subject to the rules of Section 871(h)(4) of the Code dealing with payments contingent upon certain factors relating to the Company or a person related to the Company, an appropriate portion (as determined in a manner to be prescribed by the Internal Revenue Service) of the value of such Note will be included in the individual's gross estate, and provided that the Note was issued with an initial term of 184 days or more.

  BACKUP WITHHOLDING AND INFORMATION REPORTING

     United States Holders. In general, information reporting requirements will apply to payments of principal, premium and interest on a Note and the proceeds of the sale of a Note before maturity within the United States to, and to the accrual of OID on a Discount Note with respect to, non-corporate United States Holders, and "backup withholding" at a rate of 31% will apply to such payments and to payments of OID if the United States Holder fails to provide an accurate taxpayer identification number or to report all interest and dividends required to be shown on its federal income tax returns.

     United States Alien Holders. Information reporting and backup withholding will not apply to payments of principal, premium and interest (including OID) made by the Company or a paying agent to a United States Alien Holder on a Note if the certification described in clause (i)(c) under "United States Alien Holders" above is received, provided that the payor does not have actual knowledge that the holder is a United States person.

     Payments of the proceeds from the sale by a United States Alien Holder of a Note made to or through a foreign office of a broker will not be subject to information reporting or backup withholding, except that if the broker is a United States person, a controlled foreign corporation for United States tax purposes or a foreign person 50% or more of whose gross income is effectively connected with a United States trade or business for a specified three-year period, information reporting may apply to such payments. Payments of the proceeds from the sale of a Note to or through the United States office of a broker is subject to information reporting and backup withholding unless the holder or beneficial owner certifies as to its non-United States status or otherwise establishes an exemption from information reporting and backup withholding.

                       SUPPLEMENTAL PLAN OF DISTRIBUTION

     Subject to the terms and conditions set forth in the Distribution Agreement
dated as of           , 1995, the Notes are being offered on a continuing basis
by the Company through Goldman, Sachs & Co., Lehman Brothers, Lehman Brothers Inc. (including its affiliate Lehman Government Securities Inc.) and Morgan Stanley & Co. Incorporated (the "Agents"), who have agreed to use their reasonable efforts to solicit purchases of the Notes. The Company will have the sole right to accept offers to purchase Notes and may reject any proposed purchase of Notes in whole or in part. The Agents will have the right, in their discretion reasonably exercised, to reject any proposed offer to purchase Notes in whole or in part. The Company will pay the Agents commissions of from .125% to 1% of the principal amount of Notes, depending upon maturity, for sales made through them as Agents.

     The Company may also sell Notes to each of the Agents as principals for their own accounts at a discount to be agreed upon at the time of sale, or the purchasing Agents may receive from the Company a commission or discount equivalent to that set forth on the cover page hereof in the case of any such principal transaction in which no other discount is agreed. Such Notes may be resold at prevailing market prices, or at prices related thereto, at the time of such resale, as determined by the Agents. The Company reserves the right to sell Notes directly to persons other than the Agents on its own behalf. No commission will be payable on any Notes sold directly by the Company.

     In addition, the Agents may offer the Notes they have purchased as principal to other dealers. The Agents may sell Notes to any dealer at a discount and, unless otherwise specified in the applicable Pricing Supplement, such discount allowed to any dealer may include all or part of the discount to be received from the Company. Unless otherwise indicated in the applicable Pricing Supplement, any Note sold to an Agent as principal will be purchased by such Agent at a price equal to 100% of the principal amount thereof less a percentage equal to the commission applicable to any agency sale of a Note of identical maturity. After the initial public offering of Notes to be resold to investors and other purchasers on a fixed public offering price basis, the public offering price, concession and discount may be changed.

     The Agents, as agents or principals, may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended (the "Act"). The Company has agreed to indemnify each of the Agents against certain liabilities, including liabilities under the Act. The Company has agreed to reimburse the Agents for certain expenses.

     Unless otherwise indicated in the applicable Pricing Supplement, payment of the purchase price of Notes will be required to be made in immediately available funds in The City of New York.

     Goldman, Sachs & Co., Lehman Brothers, Lehman Brothers Inc. (including its affiliate Lehman Government Securities Inc.) and Morgan Stanley & Co. Incorporated may be customers of, engage in transactions with and perform services for the Company in the ordinary course of business.

     The Notes are a new issue of securities with no established trading market and will not be listed on any securities exchange. No assurance can be given as to the liquidity of the trading market for the Notes.

***************************************************************************
*                                                                         *
*  INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A  *
*  REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED     *
*  WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT  *
*  BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE        *
*  REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT    *
*  CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY     *
*  NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH  *
*  SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO            *
*  REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH    *
*  STATE.                                                                 *
*                                                                         *
***************************************************************************



                   SUBJECT TO COMPLETION, DATED JULY 18, 1995


                       [LOGO COMMERCIAL METALS COMPANY]


                                Debt Securities
                            ------------------------

     Commercial Metals Company ("CMC" or the "Company") may from time to time offer unsecured debt securities consisting of debentures, notes and/or other unsecured evidences of indebtedness (the "Debt Securities") in one or more series in an aggregate principal amount not to exceed $150,000,000 (or the equivalent in foreign denominated currency or units based on or relating to currencies). The Debt Securities may be offered as a separate series in amounts, at prices and on terms to be determined at the time of sale. An accompanying Prospectus Supplement will set forth, with regard to the series of Debt Securities in respect of which this Prospectus is being delivered, the title and the terms of the Debt Securities, including the aggregate principal amount, authorized denominations (which may be in United States dollars, in any other currency or in units based on or relating to currencies), maturity, rate (which may be fixed or variable), if any, and time of payment of any interest, any redemption, extension or early repayment terms, any provision for sinking fund payments, any index, formula or other method used to determine the amount of principal, premium, if any, or interest, the net proceeds to the Company and other specific terms relating to the offering and sale of such series of Debt Securities.

     The Company may sell the Debt Securities to or through underwriters and may also sell Debt Securities directly to other purchasers or through agents. Such underwriters may include Goldman, Sachs & Co., Lehman Brothers, Morgan Stanley & Co. Incorporated or may be a group of underwriters represented by firms including Goldman, Sachs & Co., Lehman Brothers, or Morgan Stanley & Co. Incorporated. Goldman, Sachs & Co., Lehman Brothers and Morgan Stanley & Co. Incorporated may also act as agents. The accompanying Prospectus Supplement sets forth the names of any underwriters or agents involved in the sale of the Debt Securities in respect to which this Prospectus is being delivered, the principal amounts, if any, to be purchased by underwriters or agents and the compensation, if any, of such underwriters or agents.
                            ------------------------
 THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
      EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
          SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
           COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
                PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY
                            IS A CRIMINAL OFFENSE.
                            ------------------------

             This Prospectus may not be used to consummate sales of
       the Debt Securities unless accompanied by a Prospectus Supplement.
                            ------------------------

GOLDMAN, SACHS & CO.
                                 LEHMAN BROTHERS
                                                    MORGAN STANLEY & CO.
                                                        INCORPORATED
                            ------------------------

               The date of this Prospectus is             , 1995.

                             AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended, (the "Exchange Act"), and, in accordance therewith, files reports, proxy and information statements and other information with the Securities and Exchange Commission (the "Commission"). Copies of such material can be obtained by mail from the Public Reference Section of the Commission, at Judiciary Plaza, 450 Fifth Street N.W., Washington, D.C. 20549, at prescribed rates. In addition, such reports, proxy and information statements and other information can be inspected and copied at the public reference facility referenced above and at the Commission's regional offices at Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60621-2511 and 7 World Trade Center, New York, New York 10048. Such reports, proxy statements and other information concerning the Company can also be inspected and copied at the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

     The Company has filed with the Commission a registration statement on Form S-3 (herein, together with all amendments and exhibits, referred to as the "Registration Statement") under the Securities Act of 1933, as amended. This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information, reference is hereby made to the Registration Statement.

               INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

     The following documents filed with the Commission pursuant to the Exchange Act are incorporated herein by reference:

     1. The Company's Annual Report on Form 10-K for the fiscal year ended August 31, 1994;

     2. The Company's Quarterly Report on Form 10-Q for the quarter ended November 30, 1994;

     3. The Company's Quarterly Report on Form 10-Q for the quarter ended February 28, 1995;

     4. The Company's Quarterly Report on Form 10-Q for the quarter ended May 31, 1995;

     5. The Company's Current Report on Form 8-K dated November 30, 1994; and

     6. The Company's Current Report on Form 8-K dated January 27, 1995.

     All documents filed by the Company pursuant to Section 13(a), 13(e), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the Debt Securities shall be deemed to be incorporated by reference in this Prospectus and shall be deemed a part hereof from the date of filing of such documents.

     Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for all purposes to the extent that a statement contained in this Prospectus, or in any other subsequently filed document which is also, or is deemed to be, incorporated by reference, modifies or replaces such statement. Any such statement so modified or superseded shall not be deemed to constitute a part of this Prospectus, except as so modified or superseded. The Company will provide without charge to each person to whom this Prospectus has been delivered, on written or oral request of such person, a copy (without exhibits, unless such exhibits are specifically incorporated by reference into such documents) of any or all documents incorporated by reference in this Prospectus. Requests for such copies should be addressed to Secretary, Commercial Metals Company, 7800 Stemmons Freeway, Dallas, Texas 75247, telephone number (214) 689-4300.

                                  THE COMPANY

     Commercial Metals Company ("CMC" or the "Company") manufactures, recycles and markets steel and metal products. Steel and steel-related products represent over 75% of the Company's business. During fiscal 1994, CMC derived approximately 65% of its operating profit from the Manufacturing segment, approximately 9% from its Recycling segment, approximately 23% from its Marketing and Trading segment, and approximately 3% from its Financial Services segment.

     The Company's Manufacturing segment includes four steel minimills, 19 steel fabrication plants, three steel joist plants, three fence post manufacturing plants, two railcar rebuilding facilities, seven concrete related product warehouses, an industrial products supplier and a copper tube mill. Steel manufacturing capacity of over 1.7 million tons includes reinforcing bars, light and mid-size structurals, angles, channels, beams, special bar quality rounds and flats, squares and special sections used in the construction, manufacturing, steel fabrication and warehousing, and original equipment manufacturing industries. Steel fabrication capacity is over 500,000 tons. The Company's copper tube mill with 45 million pounds of capacity manufactures copper water tube and air conditioning and refrigeration tubing.

     The Company's Recycling segment is one of the largest processors of scrap nonferrous metals and one of the largest regional processors of ferrous metals in the United States. CMC's recycling plants processed and shipped 1.2 million tons of scrap metal in fiscal 1994. Recycled metals provide substantial savings in energy compared to producing metal from virgin raw materials.

     The Company's Marketing and Trading segment buys and sells steel, primary and secondary metals and industrial raw materials through a global network of offices which provide technical information, financing, chartering, storage, insurance and hedging. The Company does not, as a matter of policy, speculate on changes in the commodities markets. This segment sold over 1.7 million tons of steel products in 1994.

     The Company's Financial Services segment provides international commercial banking services to its Marketing and Trading segment and to other unaffiliated businesses.

     The Company's principal executive offices are located at 7800 Stemmons Freeway, Dallas, Texas 75247, and its telephone number is (214) 689-4300.

                                USE OF PROCEEDS

     Except as may be set forth in an applicable Prospectus Supplement accompanying this Prospectus, the net proceeds from the sale of the Debt Securities offered hereby will be used to refinance certain debt and for other general corporate purposes. Pending such applications, the funds may be used to reduce short-term borrowings or may be invested in short-term marketable securities.

                       RATIO OF EARNINGS TO FIXED CHARGES

     The following table sets forth the ratio of earnings to fixed charges for the Company for the periods indicated:

                                               NINE MONTHS
        FISCAL YEAR ENDED AUGUST 31,          ENDED MAY 31,
 ----------------------------------------     -------------
 1994     1993     1992     1991     1990     1995     1994
 ----     ----     ----     ----     ----     ----     ----
 4.2      4.0      2.7      2.5      4.7      4.2      3.8

     For purposes of computing the ratio of earnings to fixed charges, earnings are divided by fixed charges. For this purpose, earnings consist of net earnings plus income taxes, interest expense, such portion of rent expense as is representative of the interest factor and amortization expense of capitalized interest. Fixed charges consist of interest expense, such portion of rent expense and capitalized interest. Such portion of rent expense, capitalized interest and amortization of capitalized interest amounted to $2.0, $1.2 and $0.4 million in fiscal 1994, $2.0, $0.4 and $0.4 million in fiscal 1993, $1.9, $0.1 and $0.4 million in fiscal 1992, $2.0, $1.0 and $0.3 million in fiscal 1991 and $1.8, $0.3 and $0.1 million in fiscal 1990, and amounted to $1.8, $0.1 and $0.4 million and $1.5, $1.2 and $0.3 million in the first nine months of fiscal 1995 and 1994, respectively.

                         DESCRIPTION OF DEBT SECURITIES

     The Debt Securities are to be issued under an Indenture, dated as of
          , 1995 (the "Indenture"), between the Company and The Chase Manhattan Bank, N.A., as Trustee (the "Trustee"). A copy of such Indenture is filed as an exhibit to the Registration Statement. The following statements relating to the Debt Securities and the Indenture are summaries of provisions contained therein and do not purport to be complete. The provisions of the Indenture referred to in the following summaries are incorporated herein by reference and the summaries are qualified in their entirety thereby. Capitalized terms not otherwise defined herein shall have the respective meanings given to them in the Indenture. Section numbers set forth below refer to provisions of the Indenture.

     The following sets forth certain general terms and provisions of the Debt Securities offered hereby. The particular terms of the Debt Securities offered by any Prospectus Supplement will be described in such Prospectus Supplement relating to the Debt Securities offered thereby.

GENERAL

     The Debt Securities will be unsecured obligations of the Company and will rank on a parity with all other unsecured and unsubordinated debt of the Company.

     The Indenture does not limit the amount of the Debt Securities that may be issued thereunder and provides that Debt Securities may be issued thereunder from time to time in one or more series. The Prospectus Supplement will describe the following terms, as applicable, of each series of Debt Securities: (1) the title of the Debt Securities; (2) any limit on the aggregate principal amount of the Debt Securities; (3) the date or dates on which the Debt Securities will mature; (4) the rate or rates (which may be fixed or variable) at which the Debt Securities will bear interest, if any, and the date or dates from which such interest will accrue; (5) the dates on which such interest, if any, will be payable and the Regular Record Dates for such Interest Payment Dates; (6) any mandatory or optional sinking fund or analogous provisions; (7) the price at which, the periods within which, and the terms and conditions upon which the Debt Securities may, pursuant to any optional or mandatory redemption provisions, be redeemed at the option of the Company; (8) the terms and conditions upon which the Debt Securities may be repayable prior to final maturity at the option of the Holder thereof (which option may be conditional);
(9) the portion of the principal amount of the Debt Securities, if other than the principal amount thereof, payable upon acceleration of maturity thereof;
(10) certain Events of Default under the Indenture; (11) if other than in United States dollars, the currency or currencies, including composite currencies, of payment of principal of and premium, if any, and interest on the Debt Securities (and federal income tax consequences and other special considerations applicable to any such Debt Securities denominated in a currency or currencies other than United States dollars); (12) any index used to determine the amount of payments of principal of and premium, if any, and interest, if any on the Debt Securities; (13) if the Debt Securities will be issuable only in the form of a Global Security as described under "Book-Entry Debt Securities," the Depositary or its nominee with respect to the Debt Securities and the circumstances under which the Global Security may be registered for transfer or exchange in the name of a Person other than the Depositary or its nominee; and (14) any other specific terms of the Debt Securities. (Section 301)

     Unless otherwise indicated in the Prospectus Supplement relating to Debt Securities, principal of and premium, if any, and interest, if any, on the Debt Securities will be payable, and transfers thereof will be registrable, at the office or agency of the Trustee in New York City, New York provided that, at the option of the Company, payment of interest may be made by check mailed to the address of the Person entitled thereto as it appears in the Security Register. (Sections 301, 305 and 1002) Any payment of principal and premium, if any, and interest, if any, required to be made on an Interest Payment Date, Redemption Date or at Stated Maturity which is not a Business Day at any Place of Payment need not be made at such Place of Payment on such day, but may be made on the next succeeding Business Day with the same force and effect as if made on the Interest Payment Date, Redemption Date or at Stated Maturity, as the case may be, and no interest shall accrue for the period from and after such Interest Payment Date, Redemption Date or Stated Maturity. (Section 113)

     Unless otherwise indicated in the Prospectus Supplement relating to the Debt Securities of any series, the Debt Securities will be issued only in registered form, without coupons, in denominations of $100,000 or any integral multiple thereof. (Section 302) No service charge will be made for any transfer or exchange of the Debt Securities, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith. (Section 305)

     Debt Securities may be issued under the Indenture as Original Issue Discount Securities to be offered and sold at a substantial discount from their stated principal amount. In addition, under proposed Treasury Regulations it is possible that Debt Securities which are offered and sold at their stated principal amount would, under certain circumstances, be treated as issued at an original issue discount for federal income tax purposes. Federal income tax consequences and other special considerations applicable to any such Original Issue Discount Securities (or other Debt Securities treated as issued at an original issue discount) will be described in the Prospectus Supplement relating thereto. "Original Issue Discount Security" means any security which provides for an amount less than the principal amount thereof to be due and payable upon a declaration of acceleration of the Maturity thereof upon the occurrence of an Event of Default and the continuation thereof. (Section 101)

BOOK-ENTRY DEBT SECURITIES

     The Debt Securities of a series may be issued in whole or in part in the form of one or more registered global securities (the "Global Securities"). The specific terms of the depositary arrangement with respect to any Debt Securities of any series will be described in the Prospectus Supplement relating to such series. The Company anticipates that the following provisions will apply to all depositary arrangements.

     Each Global Security will be deposited with, or on behalf of, a Depositary identified in the Prospectus Supplement (the "Depositary") and registered in the name of the Depositary or a nominee thereof. Unless and until it is exchanged in whole or in part for Debt Securities in certificated form, no Global Security may be transferred except as a whole by the Depositary to a nominee of such Depositary or by a nominee of such Depositary to such Depositary. Debt Securities in certificated form will not be issued in exchange for Global Securities except under the circumstances described herein.

     Upon the issuance of a Global Security and the deposit of such Global Security with the Depositary, the Depositary will credit, on its book-entry registration and transfer system, the respective principal amounts of the Debt Securities represented by such Global Security to the accounts of institutions that have accounts with such Depositary or its nominee ("participants"). The account to be credited will be designated by any dealers, underwriters or agents participating in the distribution of such Debt Securities. Ownership of beneficial interests in a Global Security will be limited to participants or persons that may hold such interests through participants. Ownership of beneficial interests in a Global Security will be shown on, and the transfer of such ownership will be effected only through, records maintained by the Depositary (with respect to interests of participants) and by participants or persons that hold through participants (with respect to interests of persons other than participants). The laws of some states require that certain purchasers of securities take physical delivery of such securities in certificated form. Such limits and laws may impair the ability to own or transfer beneficial interests in a Global Security.

     So long as the Depositary or its nominee is the registered owner of a Global Security, the Depositary or such nominee, as the case may be, will be considered the sole owner or holder of the Debt Securities represented by such Global Security for all purposes under the Indenture referred to in the Prospectus. Except as set forth below, owners of beneficial interests in a Global Security will not be entitled to have Debt Securities represented by such Global Security registered in their names, will not receive or be entitled to receive physical delivery of such Debt Securities in certificated form and will not be considered the owners or holders thereof under the Indenture. Accordingly, each person owning a beneficial interest in a Global Security must rely on the procedures of the Depositary for such Global Security and, if such person is not a participant, on the procedures of the participant through which such person owns its interest, to exercise any rights of a holder under the Indenture. The Company understands that under existing industry practices, if the Company requests any action of holders or if an owner of a beneficial interest in a Global Security desires to give or take any action which a holder is entitled to give or take under the Indenture, the Depositary for such Global Security would authorize the participants holding the relevant beneficial interests to give or take such action, and such participants would authorize beneficial owners owning through such participants to give or take such action or would otherwise act upon the instructions of beneficial owners holding through them.

     Principal and interest payments on Debt Securities represented by a Global Security registered in the name of the Depositary or its nominee will be made to the Depositary or its nominee, as the case may be, as the registered owner or holder of such Global Security. None of the Company, the Trustee or any other agent of the Company or the Trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in such Global Security or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

     The Company expects that the Depositary for any Debt Securities represented by a Global Security, upon receipt of any payment of principal or interest in respect of such Global Security, will credit immediately participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of such Global Security as shown on the records of such Depositary or its nominee. The Company also expects that payments by participants to owners of beneficial interests in such Global Security held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers registered in "street name," and will be the responsibility of such participants.

     If the Depositary for any Debt Securities represented by a Global Security is at any time unwilling or unable to continue as depositary, or if at any time the Depositary ceases to be a clearing agency registered under the Exchange Act, and a successor depositary is not appointed by the Company within 90 days or if there shall have occurred and be continuing an Event of Default (as defined in the Indenture) or an event which, with the giving of notice or lapse of time, or both, would constitute an Event of Default with respect to such Debt Securities, then the Company will issue such Debt Securities in certificated form in exchange for the Global Security representing the Debt Securities. In addition, the Company may at any time and in its sole discretion determine not to have any Debt Securities represented by one or more Global Securities and, in such event, will issue such Debt Securities in certificated form in exchange for the Global Security representing the Debt Securities. In any such instance, an owner of a beneficial interest in a Global Security will be entitled to physical delivery of such Debt Securities in certificated form equal in principal amount to such beneficial interest and to have such Debt Securities registered in its name. Unless otherwise specified in the Prospectus Supplement, Debt Securities issued in certificated form will be issued as registered securities in minimum denominations of $100,000 and integral multiples of $1,000 in excess thereof.


LIMITATION ON LIENS

     The Indenture provides that the Company may not, and may not permit any Principal Subsidiary of the Company to, incur or suffer to exist any Lien upon any Principal Property, or upon any shares of stock of any Principal Subsidiary of the Company (whether such Principal Property or shares were owned as of the date of such Indenture or thereafter acquired), to secure any Debt without making, or causing such Principal Subsidiary to make, effective provision for securing the Debt Securities issued under such Indenture equally and ratably with (or prior to) such Debt, unless after giving effect thereto, the sum of (A) the principal amount of Debt secured by all Liens incurred after the date of such Indenture and otherwise prohibited by such Indenture and (B) the Attributable Debt of all Sale and Leaseback Transactions entered into after the date of such Indenture and otherwise prohibited by such indenture does not exceed 10% of Consolidated Net Tangible Assets. The foregoing restrictions will not apply to Liens existing at the date of such Indenture or to (i) Liens securing only the Debt Securities issued under such Indenture; (ii) Liens in favor of only the Company; (iii) Liens on property of a Person existing at the time such Person is merged into or consolidated with the Company or any Principal Subsidiary of the Company (but only to the extent such Liens cover such property); (iv) Liens on property existing immediately prior to the time of acquisition thereof (and not in anticipation of the financing of such acquisition); (v) any Lien upon a Principal Property (including any property that becomes a Principal Property after acquisition thereof) to secure Debt incurred for the purpose of financing all or any part of the purchase price or the cost of construction or improvement thereof incurred within 270 days after the later of the purchase thereof and the completion of construction or improvements thereon; (vi) Liens to secure Debt incurred to extend, renew, refinance or refund Debt secured by any Lien referred to in the foregoing clauses (i) to (v); and (vii) any Lien securing Debt owing by the Company to a wholly owned Principal Subsidiary of the Company. (Section 1007)

     "Attributable Debt" means the present value (discounted at the per annum rate of interest publicly announced by Bank of America National Trust & Savings Association as its "Reference Rate" or "Prime Rate", provided, that if Bank of America National Trust & Savings Association is no longer announcing a Reference Rate or Prime Rate, the per annum rate of interest shall be the Prime Rate most recently published in The Wall Street Journal, in either case compounded monthly) of the obligations for rental payments required to be paid during the remaining term of any lease of more than 12 months. (Section 101)

     "Capital Lease Obligation" of any Person means the obligation to pay rent or other payment amounts under a lease of (or other indebtedness arrangements conveying the right to use) real or personal property of such Person which is required to be classified and accounted for as a capital lease or a liability on the face of a balance sheet of such Person in accordance with generally accepted accounting principles. The stated maturity of such obligation, as of any date (the "measurement date"), shall be the date of the last payment of rent or any other amount due under such lease prior to the first date after the measurement date upon which such lease may be terminated by the lessee, at its sole option, without payment of a penalty. (Section 101)

     "Consolidated Net Tangible Assets" means the net book value of all assets of the Company and its Consolidated Subsidiaries, excluding any amounts carried as assets for shares of capital stock held in treasury, debt discount and expense, goodwill, patents, trademarks and other intangible assets, less all liabilities of the Company and its Consolidated Subsidiaries (except Funded Debt, minority interests in Consolidated Subsidiaries, deferred taxes and general contingency reserves of the Company and its Consolidated Subsidiaries), which in each case would be included on a consolidated balance sheet of the Company and its Consolidated Subsidiaries as of the date of determination, all as determined on a consolidated basis in accordance with generally accepted accounting principles. (Section 101)


     "Consolidated Tangible Net Worth" means the total stockholders' equity of the Company and its Consolidated Subsidiaries, calculated in accordance with generally accepted accounting principles and reflected on the most recent balance sheet of the Company, excluding any amounts carried as assets for shares of capital stock held in treasury, debt discount and expense, goodwill, patents, trademarks and other intangible assets.


     "Debt" means (without duplication), with respect to any Person, (i) every obligation of such Person for money borrowed, (ii) every obligation of such Person evidenced by bonds, debentures, notes or other similar instruments, (iii) every reimbursement obligation of such Person with respect to letters of credit, bankers' acceptances or similar facilities issued for the account of such Person and (iv) every obligation of the type referred to in clauses (i) through (iii) of another Person the payment of which such Person has guaranteed or is responsible or liable for, directly or indirectly, as obligor, guarantor or otherwise (but only, in the case of clause (iv), to the extent such Person has guaranteed or is responsible or liable for such obligations). (Section 101)


     "Funded Debt" means (a) all Debt of the Company and each Principal Subsidiary maturing on, or renewable or extendable at the option of the obligor to, a date more than one year from the date of the determination thereof, (b) Capital Lease Obligations payable on a date more than one year from the date of the determination thereof, (c) guarantees, direct or indirect, and other contingent obligations of the Company and each Principal Subsidiary of the Company in respect of, or to purchase or otherwise acquire or be responsible or liable for (through the investment of funds or otherwise), any obligations of the type described in the foregoing clauses (a) or (b) of others (but not including contingent liabilities on customers' receivables sold with recourse), and (d) amendments, renewals, extensions and refundings of any obligations of the type described in the foregoing clauses (a), (b) or (c).


     "Lien" means, with respect to any property or assets, any mortgage or deed of trust, pledge, hypothecation, assignment, security interest, lien, encumbrance, or other security arrangement of any kind or nature whatsoever on or with respect to such property or assets (including any conditional sale or other title retention agreement having substantially the same economic effect as any of the foregoing). (Section 101)

     "Principal Property" means any facility (together with the land on which it is erected and fixtures comprising a part thereof) used primarily for manufacturing, processing, research, warehousing or distribution, owned or leased by the Company or a Subsidiary of the Company and having a net book value in excess of 3% of Consolidated Net Tangible Assets, other than any such facility or portion thereof which is a pollution control facility financed by state or local government obligations or is not of material importance to the total business conducted or assets owned by the Company and its Subsidiaries as an entirety, or any assets or properties acquired with Net Available Proceeds (defined below) from a Sale and Leaseback Transaction that are irrevocably designated by the Company or a Subsidiary as a Principal Property, which designation shall be made in writing to the Trustee. (Section 101)


     "Principal Subsidiary" means any Subsidiary of the Company that owns or leases a Principal Property or owns or controls stock which under ordinary circumstances has the voting power to elect a majority of the Board of Directors of a Principal Subsidiary.


     "Sale and Leaseback Transaction" of any Person means an arrangement with any lender or investor or to which such lender or investor is a party providing for the leasing by such Person of any Principal Property that within 12 months of the start of such lease and after the Reference Date, has been or is being sold, conveyed, transferred or otherwise disposed of by such Person to such lender or investor or to any Person to whom funds have been or are to be advanced by such lender or investor on the security of such property. The term of such arrangement, as of any date (the "measurement date"), shall end on the date of the last payment of rent or any other amount due under such arrangement on or prior to the first date after the measurement date on which such arrangement may be terminated by the lessee, at its sole option, without payment of a penalty. "Sale Transaction" means any such sale, conveyance, transfer or other disposition. The "Reference Date" means, for any property that becomes a Principal Property, the 270th day after the date of the acquisition, completion of construction and commencement of operation of such property. (Section 101)

     "Subsidiary of the Company" means any corporation of which the Company directly or indirectly owns or controls stock which under ordinary circumstances (not dependent upon the happening of a contingency) has the voting power to elect a majority of the board of directors of such corporation.


LIMITATION ON FUNDED DEBT OF PRINCIPAL SUBSIDIARIES



     The Indenture provides that the Company will not permit any Principal Subsidiary to incur or assume, directly or indirectly, any Funded Debt unless immediately after giving effect thereto and the receipt and application of the proceeds thereof, the aggregate principal amount of all outstanding Funded Debt of all Principal Subsidiaries other than Funded Debt owing to the Company or another directly or indirectly wholly-owned Subsidiary does not exceed 30% of Consolidated Tangible Net Worth. The provisions of this limitation shall not prevent (a) any Funded Debt of a Principal Subsidiary owing to the Company or another Principal Subsidiary, (b) any Funded Debt from a mortgage permitted under the provisions described in clauses (i) through (vii) in the first paragraph under "Limitation on Liens," or (c) any extension, renewal or refunding in whole or in part (without increase in amount) of any Funded Debt
(i) of a Principal Subsidiary as aforementioned, (ii) of a Principal Subsidiary outstanding at the date of the Indenture or (iii) of any corporation outstanding at the time it becomes a Principal Subsidiary.


LIMITATION ON SALE AND LEASEBACK TRANSACTIONS

     Restrictions on Sales and Leasebacks. Unless otherwise provided in the Prospectus Supplement with respect to any series of the Securities, neither the Company nor any Principal Subsidiary of the Company may enter into any Sale and Leaseback Transaction, the completion of construction and commencement of full operation of which has occurred more than 270 days prior thereto, unless (a) the Company or such Principal Subsidiary of the Company could incur a mortgage on such property under the restrictions described above under "Limitations on Liens" in an amount equal to the Attributable Debt with respect to the Sale and Leaseback Transaction without equally and ratably securing the Securities or (b) the Company or a Principal Subsidiary of the Company, within 270 days, applies the Net Available Proceeds from the Sale and Leaseback Transaction to any combination of the following: (i) the retirement of its Funded Debt, (ii) the purchase of other property or assets which will (a) constitute Principal Property and (b) have an aggregate value of at least the consideration paid for such property or assets or (iii) Capital Expenditures with respect to any existing Principal Property (subject to credits for certain voluntary retirements of Funded Debt). This restriction will not apply to any Sale and Leaseback Transaction (a) between the Company and Principal Subsidiaries of the Company or (b) involving the taking back of a lease for a period of less than three years. (Section 1008)

     "Net Available Proceeds" from any Sale and Leaseback Transaction by any Person means cash or readily marketable cash equivalents received (including by way of sale or discounting of a note, installment receivable or other receivable, but excluding any other consideration received in the form of assumption by the acquiree of indebtedness or obligations relating to the properties or assets that are the subject of such Sale and Leaseback Transaction or received in any other noncash form) therefrom by such Person, net of (i) all legal, title and recording tax expenses, commissions and other fees and expenses incurred and all federal, state, provincial, foreign and local taxes required to be accrued as a liability as a consequence of such Sale and Leaseback Transaction, (ii) all payments made by such Person or its subsidiaries on any indebtedness which is secured in whole or in part by any such properties and assets in accordance with the terms of any Lien upon or with respect to any such properties and assets or which must, by the terms of such Lien or in order to obtain a necessary consent to such Sale and Leaseback Transaction or by applicable law, be repaid out of the proceeds from such Sale and Leaseback Transaction, and (iii) all distributions and other payments made to minority interest holders in subsidiaries of such Person or joint ventures as a result of such Sale Transaction. (Section 101)

RESTRICTIONS ON MERGER AND SALE OF ASSETS

     The Indenture provides that the Company may not consolidate with or merge into any other Person or convey, transfer or lease its properties and assets substantially as an entirety to any Person, and the Company may not permit any Person to consolidate with or merge into the Company or convey, transfer or lease its properties and assets substantially as an entirety to the Company, unless: (i) the Person (if other than the Company) formed by such consolidation or into which the Company is merged or the Person which acquires by conveyance or transfer, or which leases, the properties and assets of the Company substantially as an entirety shall expressly assume the due and punctual payment of the principal of and interest on all the Debt Securities issued under the Indenture and the performance or observance of every covenant of the Indenture on the part of the Company to be performed or observed; (ii) immediately after giving effect to such transaction and treating any indebtedness which becomes an obligation of the Company or any Principal Subsidiary of the Company as a result of such transaction as having been incurred by the Company or such Principal Subsidiary of the Company at the time of such transaction, no Event of Default under the Indenture, and no event which, after notice or lapse of time or both, would become an Event of Default under the Indenture, shall have happened and be continuing; and (iii) if, as a result of any such transaction, property or assets of the Company or any Principal Subsidiary of the Company would become subject to a Lien which would not be permitted by the limitations on Liens contained in the Indenture, the Company or, if applicable, the successor to the Company, as the case may be, shall take such steps as shall be necessary effectively to secure the Debt Securities issued under the Indenture equally and ratably with (or prior to) Debt secured by such Lien. (Section 801)

EVENTS OF DEFAULT

     The following will be Events of Default under the Indenture with respect to Debt Securities of any series: (a) failure to pay principal of, or premium, if any, on any Debt Security of that series when due; (b) failure to pay any interest on any Debt Security of that series when due, continued for 30 days;
(c) failure to deposit any sinking fund payment, when due, in respect to any Debt Securities of that series; (d) failure to perform any other covenant of the Company in the Indenture (other than a covenant the performance of which is dealt with specifically elsewhere in the Indenture or which has been included in the Indenture solely for the benefit of series of Debt Securities other than that series), continued for 60 days after written notice as provided in the Indenture; (e) failure to pay when due (after applicable grace periods as provided in the Indenture) the principal of, or the acceleration of, any indebtedness for money borrowed by the Company or any Principal Subsidiary of the Company having an aggregate principal amount outstanding in excess of an amount equal to 3% of Consolidated Net Tangible Assets, if such indebtedness is not discharged, or such acceleration is not annulled, within 10 days after written notice as provided in the Indenture; (f) certain events in bankruptcy, insolvency or reorganization; and (g) any other Event of Default provided with respect to Debt Securities of that series. No Event of Default with respect to a particular series of Debt Securities issued under the Indenture (except as to such events in bankruptcy, insolvency or reorganization or the failure to pay when due indebtedness having an aggregate principal amount outstanding in excess of an amount equal to 3% of Consolidated Net Tangible Assets) necessarily constitutes an Event of Default with respect to any other series of Debt Securities issued thereunder. (Section 501) The notice referred to in clauses (d) and (e) may be given by the Trustee under the Indenture or by the Holders of at least 25% in aggregate principal amount of the Outstanding Debt Securities of that series. (Section 501) In case an Event of Default under the Indenture shall occur and be continuing, then, subject to the provisions of the Indenture and the Trust Indenture Act of 1939, as amended, (the "Trust Indenture Act"), relating to the duties of the Trustee under the Indenture, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request or direction of any of the Holders, unless such Holders shall have offered to the Trustee reasonable indemnity. (Section 603) The Holders of a majority in aggregate principal amount of the Outstanding Debt Securities of any series shall have the right, subject to such provisions for indemnification of the Trustee to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee under the Indenture or exercising any trust or power conferred on the Trustee with respect to Debt Securities of that series. (Section 512)

     If an Event of Default with respect to Debt Securities of any series at the time Outstanding shall occur and be continuing, then and in every such case the Trustee or the Holders of not less than 25% in principal amount of the Outstanding Debt Securities of that series may, by a notice in writing to the Company (and to the Trustee if given by Holders), declare to be due and payable immediately the principal amount (or, if the Debt Securities of that series are Original Issue Discount Securities, such portion of the principal amount as may be specified in the terms of that series) of all Debt Securities of that series. However, at any time after such a declaration of acceleration with respect to Debt Securities of any series has been made, but before a judgment or decree for payment of the money due has been obtained by the Trustee, the Holders of a majority in the principal amount of Outstanding Debt Securities of that series may, subject to certain conditions, rescind and annul such acceleration if all Events of Default, other than the non-payment of accelerated principal, with respect to Debt Securities of that series have been cured or waived as provided in the indenture. (Section 502) For information as to waiver of defaults, see "Modification and Waiver" herein. Reference is made to the Prospectus Supplement relating to any series of Debt Securities which are Original Issue Discount Securities for the particular provisions relating to acceleration of a portion of the principal amount of such Original Issue Discount Securities upon the occurrence of an Event of Default and the continuation thereof.

     No Holder of any Debt Security of any series will have any right to institute any proceeding with respect to the Indenture or for any remedy thereunder, unless such Holder shall have previously given to the Trustee written notice of a continuing Event of Default with respect to Debt Securities of that series and unless also the Holders of at least 25% in aggregate principal amount of the Outstanding Debt Securities of that series shall have made written request, and offered reasonable indemnity, to the Trustee to institute such proceeding as trustee, and the Trustee shall not have received from the Holders of a majority in aggregate principal amount of the Outstanding Debt Securities of that series a direction inconsistent with such request and shall have failed to institute such proceeding within 60 days. (Section 507) However, such limitations do not apply to a suit instituted by a Holder of any Debt Security for enforcement of payment of the principal of (and premium, if any) and any interest on such Debt Security on or after the respective due dates expressed in such Debt Security. (Section 508)

     The Company will be required to furnish to the Trustee annually a statement as to whether the Company is in default in the performance and observance of any of the terms, provisions and conditions of the Indenture. (Section 1009) The Indenture provides that the Trustee may withhold notice to the Holders of Debt Securities of any series of any default (except in payment of principal, any premium, interest or any sinking fund payments) with respect to Debt Securities of such series if it considers it in the interest of the Holders of Debt Securities of such series to do so. (Section 602)

MODIFICATION AND WAIVER

     Modifications and amendments of the Indenture may be made by the Company and the Trustee with the consent of the Holders of a majority in aggregate principal amount of the Outstanding Debt Securities of each series affected by such modifications or amendments; provided, however, that no such modification or amendment may, without the consent of the Holder of each such Outstanding Debt Security affected thereby, (a) change the Stated Maturity of the principal of, or any installment of interest on any Debt Security, (b) reduce the principal amount of or the premium (if any) or interest on, any Debt Security or reduce the amount of principal an Original Issue Discount Security that would be due and payable upon acceleration, (c) change the place or currency of payment of principal of, or the premium (if any) or interest on, any Debt Security, (d) impair the right to institute suit for the enforcement of any payment with respect to any Debt Security on or after the Stated Maturity thereof, (e) reduce the above-stated percentage of Outstanding Debt Securities of any series necessary to modify or amend the Indenture or (f) reduce the percentage of aggregate principal amount of Outstanding Debt Securities of any series necessary for waiver of compliance with certain provisions of the Indenture or for waiver of certain defaults thereunder. (Section 902)

     The Company may, in the circumstances permitted by the Trust Indenture Act, set any day as the record date for the purpose of determining the Holders of Debt Securities of any series issued under the Indenture entitled to give or take any request, demand, authorization, direction, notice, consent, waiver or other action as provided or permitted by the Indenture. (Section 104)

     The Holders of a majority in aggregate principal amount of the Outstanding Debt Securities of any series may on behalf of the Holders of all Debt Securities of that series waive, insofar as that series is concerned, compliance by the Company with the covenants limiting Liens and Sale and Leaseback Transactions contained in the Indenture. (Section 1010) The Holders of a majority in aggregate principal amount of the Outstanding Debt Securities of any series may on behalf of the Holders of all Debt Securities of that series waive any past default under the Indenture with respect to that series except a default in the payment of the principal of (or premium, if any) or any interest on any Debt Security of that series or in respect of a provision which under the Indenture cannot be modified or amended without the consent of the Holder of each Outstanding Debt Security of that series affected. (Section 513)

     For purposes of the Indenture, the Debt Securities of any series "Outstanding" thereunder are deemed to exclude those held by Persons that control, are controlled by or are under common control with the Company, provided that any Person who does not own, directly or indirectly, more than 5% of the outstanding voting securities of the Company will not be deemed to control the Company. (Section 101)

DEFEASANCE

     Defeasance and Discharge. The Indenture provides that the Company may elect to deposit or cause to be deposited with the Trustee as trust funds in trust, for the benefit of the Holders of Outstanding Debt Securities of any series, money and/or U.S. Government Obligations sufficient to pay and discharge the principal of (and premium, if any) and any interest on and any mandatory sinking fund payments in respect of the Debt Securities of such series on the Stated Maturity of such payments in accordance with the terms of the Indenture and such Debt Securities, and thereby be discharged from its obligations with respect to Outstanding Debt Securities of that series (hereinafter called "Defeasance" ) on and after the date that (among other things) the Company provides to the Trustee certain evidence that (A) the Company has received from, or there has been published by, the Internal Revenue Service a ruling, or (B) there has been a change in the applicable Federal income tax law, in each case to the effect that the Holders of such Outstanding Debt Securities of that series will not recognize gain or loss for Federal income tax purposes as a result of the deposit, Defeasance and discharge to be effected with respect to such Debt Securities and will be subject to Federal income tax on the same amount, in the same manner and at the same times as would be the case if such deposit, Defeasance and discharge were not to occur. For this purpose, such Defeasance means that the Company shall be deemed to have paid and discharged the entire Indebtedness represented by such Outstanding Debt Securities of such series and to have satisfied all its other obligations under the Debt Securities of that series and the Indenture insofar as the Debt Securities of that series are concerned, except for certain continuing administrative responsibilities. In the event of any such Defeasance, Holders of Debt Securities of such series would be able to look only to such trust for payment of principal of (and premium, if any) and any interest on and any mandatory sinking fund payments in respect of the Debt Securities of that series. (Section 403)

     Covenant Defeasance. The Indenture provides that the Company may elect to deposit or cause to be deposited with the Trustee as trust funds in trust, for the benefit of the Holders of Outstanding Debt Securities of any series, money and/or U.S. Government Obligations sufficient to pay and discharge the principal (and premium, if any) of and any interest on and any mandatory sinking fund payments in respect of the Debt Securities of such series on the stated maturity of such payments in accordance with the terms of the Indenture and such Debt Securities, and thereby (i) be released from its obligations with respect to the Debt Securities of such series under Section 1005 (Maintenance of Properties),
Section 1006 (Payment of Taxes and Other Claims), Section 1007 (Limitation on Liens), Section 1008 (Limitation on Sale and Leaseback Transactions) and Section 801 (Consolidation, Merger, Conveyance, Transfer or Lease) of the Indenture and
(ii) have the occurrence of any event specified in (A) Section 501(4) (defaults in performance, or breach, of covenants and warranties under the Indenture) with respect to any of Sections 1005 through 1008, inclusive, and Section 801, and
(B) Section 501(5) (defaults under other obligations of the Company) not be deemed to be or result in an Event of Default, in each case with respect to the Outstanding Debt Securities of such series (hereinafter called "Covenant Defeasance"), on and after the date that (among other things) the Company provides to the Trustee certain evidence that the Holders of Outstanding Debt Securities of such series will not recognize gain or loss for Federal income tax purposes as a result of the deposit and Covenant Defeasance to be effected with respect to such Debt Securities and will be subject to Federal income tax on the same amount, in the same manner and at the same times as would be the case if such deposit and Covenant Defeasance were not to occur. For this purpose, such Covenant Defeasance means that the Company may omit to comply with and shall have no liability in respect of any term, condition or limitation set forth in any such specified Section (to the extent so specified in the case of Section 501(4)), whether directly or indirectly by reason of any reference elsewhere in the Indenture to any such Section or by reason of any reference in any such Section to any other provision of the Indenture or in any other document, but the remainder of the Indenture and such Debt Securities of that series shall be unaffected thereby. The obligations of the Company under the Indenture and the Debt Securities of that series other than with respect to the covenants referred to above and the Events of Default other than the Events of Default referred to above shall remain in full force and effect. (Section 404)

     The term "U.S. Government Obligations" means any security that is a direct obligation, or is subject to an unconditional guarantee, of the United States of America for the payment of which full faith and credit of the United States of America is pledged. (Section 101)

                              PLAN OF DISTRIBUTION

     The Company may sell Debt Securities to or through underwriters, and also may sell Debt Securities directly to other purchasers or through agents. Such underwriters may include Goldman, Sachs & Co., Lehman Brothers Inc., Morgan Stanley & Co. Incorporated or a group of underwriters represented by firms including Goldman, Sachs & Co., Lehman Brothers Inc., and Morgan Stanley & Co. Incorporated, and such firms may also act as agents.

     The distribution of the Debt Securities may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, or at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices.

     In connection with the sale of Debt Securities, underwriters may receive compensation from the Company or from purchasers of Debt Securities for whom they may act as agents in the form of discounts, concessions or commissions. Underwriters may sell Debt Securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents. Underwriters, dealers and agents that participate in the distribution of Debt Securities may be deemed to be underwriters, and any discounts or commissions received by them from the Company and any profit on the resale of Debt Securities by them may be deemed to be underwriting discounts and commissions, under the Securities Act of 1933 (the "Act"). Any such underwriter or agent will be identified, and any such compensation received from the Company will be described, in the Prospectus Supplement.

     Under agreements which may be entered into by the Company, underwriters and agents who participate in the distribution of Debt Securities may be entitled to indemnification by the Company against certain liabilities, including liabilities under the Act.

     If so indicated in the Prospectus Supplement, the Company will authorize underwriters or other persons acting as the Company's agents to solicit offers by certain institutions to purchase Debt Securities from the Company pursuant to contracts providing for payment and delivery on a future date. Institutions with which such contracts may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and others, but in all cases such institutions must be approved by the Company. The obligations of any purchaser under any such contract will be subject to the condition that the purchase of the offered Debt Securities shall not at the time of delivery be prohibited under the laws of the jurisdiction to which such purchaser is subject. The underwriters and such other agents will not have any responsibility in respect to the validity or performance of such contracts.

     The expected time of delivery of the Debt Securities in respect of which this Prospectus is delivered is set forth in the accompanying Prospectus Supplement.

                                 LEGAL MATTERS

     Certain legal matters with respect to the issuance of the Debt Securities offered hereby will be passed upon for the Company by Haynes and Boone, L.L.P., Dallas, Texas. Certain legal matters will be passed upon for Goldman, Sachs & Co., Lehman Brothers and Morgan Stanley & Co. Incorporated by Akin, Gump, Strauss, Hauer & Feld, L.L.P., Dallas, Texas.

                                    EXPERTS

     The consolidated financial statements and related financial statement schedules of the Company and its subsidiaries incorporated by reference in this Prospectus, and elsewhere in the Registration Statement from the Company's Annual Report on Form 10-K, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports, which are incorporated herein by reference, and have been so incorporated herein in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------

  NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS PROSPECTUS SUPPLEMENT AND THE PROSPECTUS DO NOT CONSTITUTE AN OFFER TO BUY ANY SECURITIES OTHER THAN THE SECURITIES DESCRIBED IN THIS PROSPECTUS SUPPLEMENT OR ANY OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY SUCH SECURITIES IN ANY CIRCUMSTANCES IN WHICH SUCH OFFER OR SOLICITATION IS UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS NOR ANY SALE MADE HEREUNDER OR THEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN OR THEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE OF SUCH INFORMATION.
                            ------------------------
                               TABLE OF CONTENTS


                                           PAGE
                                           ----
          PROSPECTUS SUPPLEMENT

The Company..............................   S-2
Use of Proceeds..........................   S-2
Capitalization...........................   S-3
Selected Consolidated Financial Data.....   S-4
Management's Discussion and
  Analysis of Recent Financial
  Results................................   S-5
Business.................................   S-8
Description of Notes.....................  S-12
Underwriting.............................  S-14

               PROSPECTUS

Available Information....................     2
Incorporation of Certain Information
  by Reference...........................     2
The Company..............................     3
Use of Proceeds..........................     3
Ratio of Earnings to Fixed Charges.......     3
Description of Debt Securities...........     4
Plan of Distribution.....................    14
Legal Matters............................    14
Experts..................................    14


- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------

- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------

                                 $100,000,000

                                   % NOTES

                          COMMERCIAL METALS COMPANY

                           DUE               , 2005

                        LOGO Commercial Metals Company

                                    [LOGO]

                             GOLDMAN, SACHS & CO.

                               LEHMAN BROTHERS

                             MORGAN STANLEY & CO.
                                 INCORPORATED

- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------

- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------

  NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS PROSPECTUS SUPPLEMENT AND THE PROSPECTUS DO NOT CONSTITUTE AN OFFER TO BUY ANY SECURITIES OTHER THAN THE SECURITIES DESCRIBED IN THIS PROSPECTUS SUPPLEMENT OR ANY OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY SUCH SECURITIES IN ANY CIRCUMSTANCES IN WHICH SUCH OFFER OR SOLICITATION IS UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS NOR ANY SALE MADE HEREUNDER OR THEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN OR THEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE OF SUCH INFORMATION.

                            ------------------------

                               TABLE OF CONTENTS


                                           PAGE
                                           ----
          PROSPECTUS SUPPLEMENT

Description of Notes.....................   S-3
Risks Relating to Indexed Notes..........  S-18
Foreign Currency Risks...................  S-19
United States Taxation...................  S-22
Supplemental Plan of Distribution........  S-31

               PROSPECTUS

Available Information....................     2
Incorporation of Certain Information
  by Reference...........................     2
The Company..............................     3
Use of Proceeds..........................     3
Ratio of Earnings to Fixed Charges.......     3
Description of Debt Securities...........     4
Plan of Distribution.....................    14
Legal Matters............................    14
Experts..................................    14


- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------


- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------


                                 $50,000,000

                          COMMERCIAL METALS COMPANY

                         MEDIUM-TERM NOTES, SERIES A

                                    [LOGO]

                             GOLDMAN, SACHS & CO.

                               LEHMAN BROTHERS

                             MORGAN STANLEY & CO.
                                 INCORPORATED

- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

    Securities and Exchange Commission Registration Fee......................  $  51,725
    Rating Agency Fees.......................................................     92,500
    Fees and Expenses of Trustee.............................................      5,500
    Legal Fees and Expenses..................................................    100,000
    Blue Sky Fees and Expenses (including legal fees)........................     20,000
    Accounting Fees and Expenses.............................................     35,000
    Printing Expenses........................................................     50,000
    Miscellaneous Expenses...................................................      5,275
                                                                               ---------
              TOTAL..........................................................  $ 360,000
                                                                               =========

     All of the above expenses except the registration fees are estimated. All of such expenses will be borne by the Company.

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     The Company is a Delaware corporation. Section 145 of the Delaware General Corporation Law generally provides that a corporation is empowered to indemnify any person who is made a party to any threatened, pending or completed action, suit or proceeding by reason of the fact that he is or was a director, officer, employee or agent of the Company or is or was serving, at the request of the Company, in any of such capacities of another corporation or other enterprise, if such director, officer, employee or agent acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Section 145 describes in detail the right of the Company to indemnify any such person. The Certificate of Incorporation of the Company and indemnification agreements between the Company and each of its officers and directors provide generally for indemnification of all such directors, officers and agents to the fullest extent permitted under law. The Company's Certificate of Incorporation eliminates the liability of directors to the fullest extent permitted under law. The Company's directors and officers currently are covered by directors' and officers' liability insurance.

     Reference is also made to the indemnification provisions contained in the Underwriting Agreement and the Distribution Agreement (forms of which are being filed as Exhibits 1.1 and 1.2 hereto, respectively) with respect to undertakings to indemnify the Company, its directors, officers and controlling persons within the meaning of the Securities Act of 1933, as amended (the "Securities Act"), against certain liabilities, including liabilities under the Securities Act or otherwise.

     For the undertaking with respect to indemnification, see Item 17 herein.

ITEM 16.  EXHIBITS


     *1.1      Form of Underwriting Agreement.
     *1.2      Form of Distribution Agreement.
    **4.1      Form of Indenture (the "Indenture") between the Company and The Chase Manhattan
               Bank, N.A. (the "Trustee").
     *5.1      Opinion of Haynes and Boone, L.L.P. as to the validity of Debt Securities to be offered.
    *12.1      Statement regarding computation of ratios of earnings to fixed charges.
    *23.1      Consent of Haynes and Boone, L.L.P., contained in the opinion filed as Exhibit
               5.1.
   **23.2      Consent of Deloitte & Touche LLP.
    *24.1      Power of Attorney appears on the signature page hereof.
    *25.1      Form T-1 Statement of Eligibility and Qualification of the Trustee.


- ---------------


 * Previously filed.


** Filed herewith.


ITEM 17.  UNDERTAKINGS

     (a) The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned registrant hereby undertakes that, for the purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                   SIGNATURES



     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, State of Texas, on the 18th day of July, 1995.


                                            COMMERCIAL METALS COMPANY


                                            By:    /s/  STANLEY A. RABIN

                                                       Stanley A. Rabin
                                                President and Chief Executive
                                                            Officer


     Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the Registration Statement on Form S-3 has been signed by the following persons on behalf of the Registrant in the capacities and on the dates indicated:



                  SIGNATURE                                TITLE                     DATE
- ---------------------------------------------   ----------------------------    --------------
              ALBERT A. EISENSTAT*              Director                         July 18, 1995
              Albert A. Eisenstat

                MOSES FELDMAN*                  Director                         July 18, 1995
                Moses Feldman

              LAURENCE E. HIRSCH*               Director                         July 18, 1995
              Laurence E. Hirsch

                A. LEO HOWELL*                  Vice President and Director      July 18, 1995
                A. Leo Howell

              WALTER F. KAMMANN*                Director                         July 18, 1995
              Walter F. Kammann

             RALPH E. LOEWENBERG*               Director                         July 18, 1995
             Ralph E. Loewenberg

               DOROTHY G. OWEN*                 Director                         July 18, 1995
               Dorothy G. Owen

             CHARLES B. PETERSON*               Director                         July 18, 1995
             Charles B. Peterson

         /s/  STANLEY A. RABIN                  President, Chief Executive       July 18, 1995
              Stanley A. Rabin                    Officer and Director

                MARVIN SELIG*                   President -- Steel Group and     July 18, 1995
                Marvin Selig                      Director

        /s/  LAWRENCE A. ENGELS                 Vice President and Chief         July 18, 1995
             Lawrence A. Engels                   Financial Officer
                                                  (Principal Financial
                                                  Officer)

              WILLIAM B. LARSON*                Controller (Principal            July 18, 1995
              William B. Larson                   Accounting Officer)

*By:    /s/  LAWRENCE A. ENGELS
             Lawrence A. Engels
              Attorney-in-fact

                                 EXHIBIT INDEX

      *1.1       Form of Underwriting Agreement.
      *1.2       Form of Distribution Agreement.
     **4.1       Form of Indenture (the "Indenture") between the Company and The Chase Manhattan
                 Bank, N.A. (the "Trustee").
     * 5.1       Opinion of Haynes and Boone, L.L.P. as to the validity of Debt Securities to be offered.
     *12.1       Statement regarding computation of ratios of earnings to fixed charges.
     *23.1       Consent of Haynes and Boone, L.L.P., contained in the opinion filed as Exhibit
                 5.1.
    **23.2       Consent of Deloitte & Touche LLP.
     *24.1       Power of Attorney appears on the signature page hereof.
     *25.1       Form T-1 Statement of Eligibility and Qualification of the Trustee.

- -----------------

 * Previously filed.
** Filed herewith.